Exhibit 10.9

Execution Copy

MEMBERSHIP INTEREST REDEMPTION AND SALE AGREEMENT

BETWEEN

Wakefield Capital, LLC;

NRFC Wakefield Holding Company, LLC and

NorthStar Healthcare Investors, Inc.

AND

Chain Bridge Capital LLC;

Wakefield Capital Management, Inc.;

Midwest Care Holdings LLC and

The Individuals Listed on the Signature Page of this Agreement

Dated as of December 3, 2009

TABLE OF CONTENTS

ARTICLE ONE
REDEMPTION OF CHAIN BRIDGE COMMON INTERESTS

1.1	Redemption Consideration	1
1.2	Final Closing	6
1.3	Amendment to the Operating Agreement	6
1.4	Amendment to the Management Agreement	6
1.5	Assignment of Interests in Wakefield, Stirling & Co	7
1.6	Termination of Management Agreement and Sale of Membership Interests of Midwest Care Holdco TRS I LLC.	7
1.7	Amendment to Notes	8
1.8	Reduction of Principal Balance of Notes	8
1.9	Resignation of Edward P. Nordberg, Jr. From the Board of Directors of the Company	9
1.10	Dissolution of Investment Committee	9
1.11	Election of Nordberg to the Board of Directors of NorthStar Healthcare	9
1.12	Wakefield name	9

	ARTICLE TWO
	CHAIN BRIDGE’S REPRESENTATIONS AND WARRANTIES

2.1	Organization; Capacity; Power	10
2.2	Authorization of Agreements; Authority	10
2.3	Governmental Filings and Authorizations	11
2.4	Contravention	11
2.5	Title to Chain Bridge Common Interests	11
2.6	Chain Bridge Litigation	11
2.7	Solvency	12
2.8	Investment Intent; Adequacy of Information	12
2.9	No Material Misstatements or Omissions	12

	ARTICLE THREE
	MIDWEST HOLDING’S REPRESENTATIONS AND WARRANTIES

3.1	Organization; Capacity; Power	13
3.2	Authorization of Agreements; Enforceability	13
3.3	Governmental Filings and Authorizations	14
3.4	Contravention	14
3.5	Title to Midwest Care Interests	14
3.6	Midwest Holdings Litigation	14
3.7	Solvency	15

i

3.8	Investment Intent; Adequacy of Information	15
3.9	Financial Statements of Midwest Care	16
3.10	No Material Misstatements or Omissions	16

	ARTICLE FOUR
	MANAGER’S REPRESENTATIONS AND WARRANTIES

4.1	Organization; Capacity; Power	16
4.2	Authorization of Agreements; Enforceability	17
4.3	Governmental Filings and Authorizations	17
4.4	Contravention	17
4.5	Manager Litigation	17
4.6	Financial Statements of the Company	18
4.7	No Material Misstatements or Omissions	18
4.8	Title to the Wakefield, Stirling Interests	18

	ARTICLE FIVE
	COMPANY’S REPRESENTATIONS AND WARRANTIES

5.1	Organization; Power	19
5.2	Authorization of Agreements; Enforceability	19
5.3	No Contravention	19
5.4	Company Litigation	20
5.5	Governmental Filings and Authorizations	20

	ARTICLE SIX
	NORTHSTAR’S REPRESENTATIONS AND WARRANTIES

6.1	Organization; Power	20
6.2	Authorization of Agreements; Enforceability	21
6.3	No Contravention	21
6.4	NorthStar Litigation	21
6.5	Governmental Filings and Authorizations	21

	ARTICLE SEVEN
	NORTHSTAR HEALTHCARE’S REPRESENTATIONS AND WARRANTIES

7.1	Organization; Power	22
7.2	Authorization of Agreements; Enforceability	22
7.3	No Contravention	22
7.4	NorthStar Healthcare Litigation	23
7.5	Governmental Filings and Authorizations	23

	ARTICLE EIGHT
	INDIVIDUAL PARTIES’ REPRESENTATIONS AND WARRANTIES

8.1	Power	23
8.2	Enforceability	24
8.3	No Contravention	24
8.4	Litigation	24

	ARTICLE NINE
	RESTRICTIONS ON SOLICITATION

9.1	Interference with or Diversion of Business	24
9.2	Interference with or Diversion of Employees	25
9.3	Non-Disparagement	25
9.4	Reasonable Restrictions; Consideration	25
9.5	Severability	25

	ARTICLE TEN
	CERTAIN TAX MATTERS

10.1	Representations and Warranties	26
10.2	Foreign Persons	26
10.3	Transfer Taxes	27
10.4	Cooperation	27
10.5	Tax Characterization	27
10.6	Survival	27
	ARTICLE ELEVEN
	CERTAIN COVENANTS

11.1	Third Party Consents	28
11.2	Sale or Transfer of Property Consideration	28
11.3	Assistance in Completing the NorthStar Healthcare IPO	29
11.4	Employment Negotiations and Agreements	29
11.5	Notice of Certain Developments	30
11.6	Bring-down Certificates	32

	ARTICLE TWELVE
	MISCELLANEOUS PROVISIONS

12.1	Governing Law	34
12.2	Forum for Disputes; Service Of Process	34
12.3	Non-Disclosure of Agreement	34
12.4	Entire Agreement and Amendment	35

12.5	Headings and Captions	35
12.6	Interpretation and Construction	35
12.7	Severability	36
12.8	Counterparts and Facsimile Signatures	36
12.9	Time of the Essence	36
12.10	Assignment and Successors	37
12.11	Parties in Interest	37
12.12	Expenses	37
12.13	Notices	37
12.14	Withholding Taxes	38
12.15	Waiver of Jury Trial	38
12.16	Survival of Representations and Warranties	38

Appendix A:	Definitions

Schedule A:	List of Required Filings and Authorizations

Exhibit A:	Form of Assignment Agreement for the Chain Bridge Common Interests

Exhibit B:	Form of Amendment No. 1 to the Operating Agreement

Exhibit C:	Form of Amendment No. 1 to the Management Agreement

Exhibit D:	Form of Assignment and Assumption Agreement for the Wakefield, Sterling Interests

Exhibit E:	Form of Assignment and Assumption Agreement for the Midwest Care Interests

Exhibit F:	Nordberg Resignation Letter

Exhibit G:	Form of Mutual Release

Exhibit H:	Form of Guarantee

MEMBERSHIP INTEREST REDEMPTION AND SALE AGREEMENT

This Membership Interest Redemption and Sale Agreement (the “Agreement”), dated as of December 3, 2009, is between Wakefield Capital, LLC, a Delaware limited liability company (the “Company”), NRFC Wakefield Holding Company, LLC, a Delaware limited liability company (“NorthStar”), NorthStar Healthcare Investors, Inc., a Maryland corporation (“NorthStar Healthcare”), Chain Bridge Capital LLC, a Maryland limited liability company (“Chain Bridge”), Wakefield Capital Management, Inc., a Delaware corporation (the “Manager”), Midwest Care Holdings LLC, a Delaware limited liability company (“Midwest Holdings”), and the individuals listed on the signature page of this Agreement (the “Individual Parties”).  The Company, NorthStar, NorthStar Healthcare, Chain Bridge, the Manager, Midwest Holdings and the Individual Parties are referred to collectively as the “Parties.”

Appendix A to this Agreement contains certain definitions and cross-references to terms defined in the body of the Agreement.

The Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement.  The Parties, intending to be legally bound, agree as provided below.

ARTICLE ONE

REDEMPTION OF CHAIN BRIDGE COMMON INTERESTS

The Company will redeem from Chain Bridge the Chain Bridge Common Interests on the terms provided below.

1.1                               Redemption Consideration.

(a)                                 Consideration.  The consideration for the redemption of the Chain Bridge Common Interests consists of the following: (1) a cash payment equal to two million dollars ($2,000,000) (the “Cash Consideration”) payable on the date of this Agreement (the “Initial Closing Date”), plus (2) one of the following:

(i)                             all of the limited liability company interests (the “Golden Pond LLC Interests”) of CBC-Winter Park LLC, a Delaware limited liability company (“Golden Pond”), upon the refinancing, under Section 1.1(b)(ii)(A), or repayment, under Section 1.1(b)(ii)(B), of the then outstanding principal amount of any Indebtedness allocated to Golden Pond (the “GP Indebtedness”) pursuant to Schedule 3.2(a) of that certain Loan Agreement, dated August 31, 2005, by and among General Electric Capital Corporation (“GE”) and the other parties thereto, as amended (Loan No: 07-0004211)

(the “GE Facility”), subject to the Company and Chain Bridge obtaining all required Consents for such transfer, including lender consents;

(ii)                          if the GP Indebtedness has not been refinanced or repaid by Chain Bridge, or all the required Consents for such repayment or refinancing of the GP Indebtedness as described above are not obtained by the Company or Chain Bridge, by March 31, 2010 and no IPO Notice (as defined herein) has been delivered to Chain Bridge by such date, the proceeds of the sale, under Section 1.1(b)(ii)(D), (net of all Transaction Costs and the GP Indebtedness) of the Golden Pond LLC Interests (the “Golden Pond Proceeds”);

(iii)                       after the NorthStar Golden Pond Distribution Date (as defined herein), the NorthStar Golden Pond Sale Proceeds (as defined herein); or

(iv)                      after a Casualty Event, to the extent that funds exist in the Escrow Account, any and all funds in the Escrow Account and the Golden Pond LLC Interests.

The consideration described in Sections 1.1(a)(i), (ii), (iii) or (iv), as applicable, shall hereinafter be referred to as the “Property Consideration”, and together with the Cash Consideration, the “Redemption Consideration”.

Pursuant to the transfer or sale of the Golden Pond LLC Interests as described in Sections 1.1(a)(i) or (ii) (the “Golden Pond Transaction”), (i) the Company will be obligated to pay the sum of the Make Whole Breakage Amount (as such term is defined in the GE Facility) and the difference between (A) the release price for the GP Indebtedness (calculated in accordance with Section 2.10(b) of the GE Facility) and (B) the GP Indebtedness (the “GP Release Price”) and (ii) Chain Bridge will be obligated to pay the GP Indebtedness and any fees and expenses required to be paid to refinance the GP Indebtedness. In the event that the Golden Pond LLC Interests are disposed of in accordance with Section 1.1(a)(iii), the costs, fees and expenses shall be paid as set forth in Section 1.1(b)(ii)(C). Any Taxes due relating to the refinancing or repayment of the GP Indebtedness shall be paid in accordance with Section 10.3.

After the Initial Closing Date, the Company shall as soon as reasonably practicable establish an escrow account (the “Escrow Account”) with Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to which it will deposit on a monthly basis beginning on the Initial Closing Date and continuing until the Final Closing Date (as defined herein) the difference between (i) all revenue earned by the Company with respect to the assets of Golden Pond and (ii) all expenses incurred by the Company with respect to the assets of Golden Pond, including debt service costs; provided, however, that the Company may withdraw from the Escrow Account amounts necessary to cover liabilities of Golden Pond, including capital expenditures and operational shortfalls regarding the assets of Golden Pond.  If the Final Closing Date is determined pursuant to Section 1.2(i) or (ii), the Company will cause the Escrow Agent to pay to Chain Bridge all amounts held in the Escrow Account as of such date. If the Final Closing Date is determined pursuant to Section 1.2(iii), the Company will cause the Escrow Agent to pay all amounts held in the Escrow Account as of such date to the Company.

During the period beginning on the Initial Closing Date and ending on the Final Closing Date, Chain Bridge shall indemnify and hold harmless each of the Company, NorthStar, NorthStar Healthcare and their directors, officers, employees and Affiliates against any and all losses, Liabilities, Claims, damages and expenses whatsoever as incurred resulting from the operation of the business of Golden Pond; provided, however, that such indemnity obligation with respect to a claim by GE regarding the GE Facility shall be capped at the value of the assets of Golden Pond less the GP Indebtedness; provided, further, however, that any claim by GE arising from any Retained Liabilities (as such term is defined in the Agreement of Principals by and between the Company and GE, dated January 12, 2007) shall not be capped; provided, further, however, that amounts to pay any such indemnifiable losses, Liabilities, Claims, damages and expenses shall first be paid out of funds held in the Escrow Account and if such amounts are not sufficient to satisfy such indemnity obligation, then Chain Bridge will pay the balance of such indemnity obligation.  To the extent a third party makes any payment to the Company, NorthStar, NorthStar Healthcare or any of their directors, officers, employees or Affiliates in respect of losses, Liabilities, Claims, damages or expenses whatsoever as incurred resulting from the operation of the business of Golden Pond, such payment will reduce the amount payable hereunder by Chain Bridge.  If the Company, NorthStar, NorthStar Healthcare or any of their directors, officers, employees or Affiliates has any reimbursement or indemnification rights or claims that it may pursue against third parties in respect of losses, Liabilities, Claims, damages or expenses whatsoever as incurred resulting from the operation of the business of Golden Pond, the indemnified party shall assign those rights or claims to Chain Bridge.  In the event that a casualty occurs to the assets of Golden Pond and GE elects not to apply the insurance proceeds to restoration and uses such insurance proceeds to repay the GP Indebtedness,  any excess insurance proceeds from the applicable insurance policy(ies) shall be deposited in the Escrow Account (a “Casualty Event”).

The Company shall indemnify and hold harmless Chain Bridge and its directors, officers, employees and Affiliates against any and all losses, Liabilities, Claims, damages and expenses whatsoever as incurred resulting from (i) any default by the Company on the GE Facility Indebtedness, (ii) the failure to satisfy any covenants in that certain Membership Interest Designation of the Series A Convertible Preferred Membership Interests, dated July 9, 2008, by and among the Company, Inland American Real Estate Trust, a Maryland corporation (“Inland”), NorthStar and Chain Bridge (the “Membership Interest Designation”) and (iii) the failure to obtain any required Consents from Inland, except for any Consent related to Section 11(e) of the Membership Interest Designation required to be obtained by Chain Bridge pursuant to Section 1(b)(ii)(D).

(b)                                 Payment.

(i)                             Cash Consideration. The Company will pay the Cash Consideration to a single account designated by Chain Bridge in writing on the Initial Closing Date.  Upon payment of the Cash Consideration, the Company will reduce the capital account of Chain Bridge by two million dollars ($2,000,000).

(ii)                          Property Consideration.  The Company will deliver the Property Consideration to Chain Bridge in one of the following methods:

(A)                               If all required Consents for the refinancing of the GP Indebtedness are obtained by the Company or Chain Bridge at any time after the date hereof and prior to the NorthStar Golden Pond Distribution Date, then within five Business Days from the receipt of the final required Consent, the Company shall deliver to Chain Bridge certificates representing the Golden Pond LLC Interests duly endorsed (or accompanied by duly executed stock powers) for transfer to Chain Bridge, with all transfer stamps required by Law affixed to them.

(B)                               Beginning on January 1, 2010, NorthStar, NorthStar Healthcare or the Company may deliver a notice (the “IPO Notice”) to Chain Bridge stating the date on which either NorthStar, NorthStar Healthcare or the Company, as the case may be, believes in good faith will be the start date for the road show for the initial public offering of NorthStar Healthcare (the “NorthStar Healthcare IPO”); provided, however, that the IPO Notice shall be delivered at least 30 days prior to the anticipated start date of the roadshow for the NorthStar Healthcare IPO (the “IPO Notice Receipt Date”).  If the GP Indebtedness has not been refinanced by Chain Bridge, or all required Consents for the transfer of the Golden Pond LLC Interests are not obtained by the Company or Chain Bridge, by the IPO Notice Receipt Date, then Chain Bridge may pay to the Company (or, if requested by the Company, directly to GE) on or before the 15th day following the IPO Notice Receipt Date, an amount equal to the GP Indebtedness.   Upon the payment by Chain Bridge to the Company pursuant to this Section 1.1(b)(ii)(B), the Company shall pay the Release Price plus the Make Whole Breakage Amount to GE as soon as practicable thereafter (the “GP Indebtedness Repayment Date”).  If Chain Bridge pays the GP Indebtedness directly to GE as described in this Section 1.1(b)(ii)(B), the Company shall pay to GE the Make Whole Breakage Amount and the GP Release Price.  As soon as reasonably practicable following GE’s release of the GE Facility Liens on Golden Pond, the Company shall deliver to Chain Bridge certificates representing the Golden Pond LLC Interests duly endorsed (or accompanied by duly executed stock powers) for transfer to Chain Bridge, with all transfer stamps required by Law affixed to them.

(C)                               If Chain Bridge has not paid the Company or GE, as the case may be, the amounts described in Section 1.1(b)(ii)(B) by the 15th day after the IPO Notice Receipt Date, then NorthStar may, at its option, contribute to the Company in cash the Release Price plus the Make Whole Breakage Amount, less any funds held in the Escrow Account.  On the date the Company receives such cash contribution (the “NorthStar Golden Pond Distribution Date”), the Company shall pay to GE the Release Price plus the Make Whole Breakage Amount and distribute the Golden Pond LLC Interests to NorthStar. Chain Bridge hereby agrees that it shall have no right to receive any portion of such distribution pursuant to the Chain Bridge Common Interests.  Beginning on the NorthStar Golden Pond Distribution Date, NorthStar shall use commercially reasonable efforts to sell the Golden Pond LLC Interests in an arm’s length transaction with a third party.  Within five (5) Business Days from such date on which the Golden Pond LLC Interests have been sold by NorthStar in accordance with provisions of this Section 1.1(b)(ii)(C), NorthStar shall transfer the proceeds from such sale (net of all Transaction Costs, the Release Price and the Make Whole Breakage Amount) less one million dollars ($1,000,000) to Chain Bridge (the “NorthStar Golden Pond Sale Proceeds”).  The sale shall be completed no later than six months after the NorthStar Golden Pond Distribution Date unless Chain Bridge agrees to an extension of this date.  If NorthStar elects not to take the Golden Pond LLC Interests as described above, then the Company shall retain the Golden Pond LLC Interests by making a cash payment to Chain Bridge equal to $4.2 million, with such payment also referred to herein as the NorthStar Golden Pond Sale Proceeds.  The date on which this payment of $4.2 million in cash is made to Chain Bridge shall also be referred to herein as the NorthStar Golden Pond Distribution Date.  NorthStar shall exercise its option to take the Golden Pond LLC Interests, or in the alternative, the Company shall make the cash payment to Chain Bridge pursuant to this Section 1.1(b)(ii)(C), within 30 days after the IPO Notice Receipt Date.

(D)                               If the GP Indebtedness has not been refinanced or repaid by Chain Bridge or all required Consents for the transfer of the Golden Pond LLC Interests are not obtained by the Company or Chain Bridge by March 31, 2010 and no IPO Notice has been delivered to Chain Bridge by such date, then during the period (the “Golden Pond Sale Period”) beginning on April 1, 2010 and ending on the IPO Notice Receipt Date, Chain Bridge shall have the right, and the Company shall permit Chain Bridge, in addition to continuing to attempt to refinance or repay the GP

Indebtedness, to attempt to sell the Golden Pond LLC Interests on the Company’s behalf in accordance with the provisions of Section 11.2.  Within five (5) Business Days from such date on which the Golden Pond LLC Interests have been sold in accordance with the provisions of Section 11.2, the Company shall distribute the Golden Pond Proceeds to a single account designated by Chain Bridge in writing; provided, however, that if the proposed gross proceeds from the sale of the Golden Pond LLC Interests are less than $10,466,783.92, Chain Bridge, with the cooperation of the Company, will obtain the consent of Inland, prior to the closing of such sale in accordance with Section 11(e) of the Membership Interest Designation.

(E)                                Promptly after a Casualty Event, the Escrow Agent will deliver any and all funds in the Escrow Account and the Golden Pond LLC Interests to Chain Bridge (the “Casualty Event Date”).

1.2                               Final Closing.  The redemption of the Chain Bridge Common Interests shall take place at a closing (the “Final Closing”) to be held on either (i) the closing date of the Golden Pond Transaction, (ii) the GP Indebtedness Repayment Date, (iii) the NorthStar Golden Pond Distribution Date or (iv) the Casualty Event Date (the “Final Closing Date”), either by telephone or confirmed by letter or wire as the Company and Chain Bridge shall agree, or conducted in person, at such place as the Company and Chain Bridge shall agree.  On the Initial Closing Date, (i) Chain Bridge shall execute and deliver an assignment agreement substantially in the form of Exhibit A hereto assigning the Chain Bridge Common Interests to the Company to Bryan Cave LLP to be held in escrow until the Escrow Account is established, at which point Bryan Cave LLP shall release such document to the Escrow Agent, and such document will be held in escrow in the Escrow Account and (ii) all Parties to the Mutual Releases substantially in the form of Exhibit G hereto shall execute and deliver such Mutual Releases to Bryan Cave LLP to be held in escrow until the Escrow Account is established, at which point Bryan Cave LLP shall release such documents to the Escrow Agent, and such documents will be held in escrow in the Escrow Account. On the Final Closing Date, the assignment agreement shall be released from the Escrow Account and delivered to the Company.  On each of their effective dates, the Mutual Releases shall be released from the Escrow Account and delivered to the appropriate parties.

1.3                               Amendment to the Operating Agreement. Effective on the Initial Closing Date, the Company, NorthStar and Chain Bridge shall enter into an amendment (“Amendment No. 1 to the Operating Agreement”) to that certain Amended and Restated Limited Liability Company Agreement, dated as of July 9, 2008, by and among the Company, NorthStar and Chain Bridge (as amended, the “Operating Agreement”) substantially in the form of Exhibit B hereto.

1.4                               Amendment to the Management Agreement.  Effective on the Initial Closing Date, the Company and the Manager will enter into an amendment to that certain Management Agreement (“Amendment No. 1 to the Management Agreement”), dated as of May 18, 2006, by and between the Company and the Manager (as amended, the “Management Agreement”) substantially in the form of Exhibit C hereto.

1.5                               Assignment of Interests in Wakefield, Stirling & Co.  On the Initial Closing Date, the Manager will transfer to the Company all of the Manager’s limited liability company interests (the “Wakefield, Stirling Interests”) and the Company will accept from the Manager in Wakefield, Stirling & Co., L.L.C., a Delaware limited liability company (“Wakefield, Stirling”), by executing and delivering to the Company an assignment and assumption agreement substantially in the form of Exhibit D hereto.

1.6                               Termination of Management Agreement and Sale of Membership Interests of Midwest Care Holdco TRS I LLC.

(a)                                 If the closing date of the NorthStar Healthcare IPO occurs on or before March 31, 2010, NorthStar Healthcare shall, on such closing date, issue to Midwest Holdings in a private placement transaction that number of shares of common stock of NorthStar Healthcare, valued at the price per share of the shares sold in the NorthStar Healthcare IPO, with an aggregate value equal to one million dollars ($1,000,000) (the “NorthStar Healthcare Common Stock”).  If the NorthStar Healthcare IPO has not closed on or before March 31, 2010, NorthStar Healthcare or the Company, or any successor entity, shall make a cash payment after such date but on or before April 7, 2010 to Midwest Holdings in an amount equal to one million dollars ($1,000,000); provided, however, that either NorthStar Healthcare or the Company, or any successor entity, may delay such payment until May 7, 2010 if NorthStar Healthcare is still in the process of completing the NorthStar Healthcare IPO on April 7, 2010.

(b)                                 Upon the receipt by Midwest Holdings of the consideration described in Section 1.6(a) (the “Midwest Consideration”), the following will occur.

(i)                             The Company will have the option to terminate the Management Agreement, and such termination will not trigger the payment of the Termination Fee (as such term is defined in the Management Agreement); and

(ii)                          Midwest Holdings will transfer to the Company and the Company will accept from Midwest Holdings, all of Midwest Holding’s membership interests (the “Midwest Care Interests”) in Midwest Care Holdco TRS I LLC, a Delaware limited liability company (“Midwest Care”), by executing and delivering to the Company an assignment and assumption agreement substantially in the form of Exhibit E hereto.

Notwithstanding any other provision of this Agreement, the Management Agreement will, without the requirement of any additional written notice to the Manager, terminate upon the closing of the NorthStar Healthcare IPO, and the termination upon the closing of the NorthStar Healthcare IPO or pursuant to the option described in Section 1.6(b)(i) will not trigger payment of the Termination Fee (as such term is defined in the Management Agreement).

1.7                               Amendment to Notes.  As soon as reasonably practicable following the Initial Closing Date, the promissory notes of each of Donald C. Tomasso (“Tomasso”), Timothy P. O’ Brien (“O’Brien”) and Robert A. Sweet (“Sweet”) dated as of August 31, 2006 and issued to Chain Bridge (the “Notes”) shall be amended as of the Initial Closing Date to reflect the following amendments:

(a)                                 clause (ii) in the first paragraph of each Note shall be deleted and replaced with the following language:  (ii) December 31, 2010 (the “Maturity Date”);

(b)                                 the following sentence shall be added to the end of the first paragraph:

Notwithstanding any other provision of this Note, this Note shall be cancelled and the issuer’s membership interest in Chain Bridge Capital LLC, Midwest Care Holdings LLC and their stock in the Manager shall be redeemed on the Chain Bridge Interests Redemption Date (as such term is defined in the Membership Interest Redemption and Sale Agreement, dated December 3, 2009, by and among Wakefield Capital, LLC, NRFC Wakefield Holding Company, LLC and NorthStar Healthcare Investors, Inc., on the one hand, and Chain Bridge Capital LLC, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page thereto, on the other hand); provided, however that such redemption and cancellation shall not occur prior to January 1, 2010.

(c)                                  clause (c) in the sixth paragraph of each Note shall be deleted in its entirety and replaced with the following language: “reserved”.

The Pledge and Security Agreements securing each of the Notes shall at the same time be amended to refer to the Notes, “as subsequently amended”.

1.8                               Reduction of Principal Balance of Notes.  The portion of the Redemption Consideration and the Midwest Consideration allocable to each of Tomasso, O’Brien and Sweet pursuant to their membership interests in Chain Bridge (except for that allocable to Sweet’s Initial CB Interest) and Midwest Holdings, as applicable, shall be applied to reduce the principal balance of each of their respective Notes when such consideration is received.  Additionally, the portion of the distribution declared by the Company in August 2009 that is allocable to the Chain Bridge membership interests held by each of Tomasso, O’Brien and Sweet shall be applied to reduce the principal balance of each of their respective Notes. In order to provide clarity as to the meaning of this Section 1.8, notwithstanding anything to the contrary set forth herein, except for certain distributions with respect to Sweet’s Initial CB Interest as described in Section 11.4(c) hereof, none of Tomasso, O’Brien or Sweet shall receive any distributions after the date hereof (regardless of when the right to such distributions may have arisen) with respect their interests in Chain Bridge or Midwest Holdings, or with respect to their stock in the Manager, in excess of the outstanding amounts owed under their respective Notes, including accrued interest thereon.

1.9                               Resignation of Edward P. Nordberg, Jr. From the Board of Directors of the Company.  Effective as of the Initial Closing Date, Edward P. Nordberg, Jr. (“Nordberg”) shall resign from the board of directors of the Company by submitting an executed resignation letter to the board of directors of the Company substantially in the form of Exhibit F hereto.  On the Final Closing Date, each of Nordberg, on the one hand, and the Company, NorthStar and NorthStar Healthcare, on the other hand, shall execute and deliver to the other a mutual release agreement (the “Mutual Release”) substantially in the form of Exhibit G hereto; provided, however, that the Mutual Release shall provide that the respective indemnity obligations of the Company, NorthStar, any successor entity to either, on the one hand, and Nordberg, on the other hand, under the Management Agreement and the Operating Agreement, as applicable, shall continue to apply in accordance with the terms thereof.  The Company, NorthStar and NorthStar Healthcare also agree to execute and deliver to each of Daniel L. Willison Jr. (“Willison”) and Sean P. Murphy (“Murphy”) Mutual Releases substantially in the form of Exhibit G hereto, subject to Willison’s and Murphy’s execution and delivery of a counterpart to such Mutual Release to the Company, NorthStar and NorthStar Healthcare.

1.10                        Dissolution of Investment Committee.  Effective as of the Initial Closing Date, the Investment Committee of the Board of Directors of the Company will be dissolved.

1.11                        Election of Nordberg to the Board of Directors of NorthStar Healthcare.  Prior to the closing of the NorthStar Healthcare IPO, the Board of Directors of NorthStar Healthcare (the “Board”) intends to invite Nordberg to join the Board.  Should Nordberg accept such invitation and agree to be nominated, then the Board, or a committee thereof, shall nominate Nordberg to the Board, NorthStar Healthcare shall convene a meeting of the stockholders of NorthStar Healthcare for the purpose of electing Nordberg to the Board and at such stockholder meeting, NorthStar shall vote all of its shares of common stock of NorthStar Healthcare in favor of electing Nordberg to the Board.

1.12                        Wakefield name.  On the Final Closing Date, Chain Bridge shall be entitled to all ownership interests in, and use of, the “Wakefield” name and the Company and Chain Bridge shall execute documentation necessary to effectuate such transfer and ownership of all such rights.  The Company shall promptly amend its certificate of formation to change its name after the Final Closing Date to delete the term “Wakefield” and shall not further use the term “Wakefield”;  provided, however, that the Company shall not be required to make any other filings or amend or otherwise modify any agreement to which it is currently a party to remove the name “Wakefield” from such agreement.

1.13                        Mutual Releases.    Upon the date that is 60 days after the later of (i) the Final Closing Date, (ii) the termination date of the Management Agreement or (iii) the completion of the annual audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2009, the Company, NorthStar and NorthStar Healthcare, on the one hand, and Chain Bridge and the Manager, on the other hand, shall execute and deliver to each other a Mutual Release substantially in the form of Exhibit G hereto (substituting Chain Bridge and the

Manager for Nordberg, as applicable) with the following additional language added to the end of Section 2 of such Mutual Release:

“Notwithstanding anything to the contrary in this Release, this Release shall not relate to any claims, demands, suits, actions or causes of action arising from Section 16 of the Management Agreement”

ARTICLE TWO

CHAIN BRIDGE’S REPRESENTATIONS AND WARRANTIES

Chain Bridge represents and warrants to the Company, NorthStar and NorthStar Healthcare as stated in this Article.

2.1           Organization; Capacity; Power.

(a)           Chain Bridge has provided to the Company correct and complete copies of its Organizational Documents as currently in effect;

(b)           Chain Bridge is duly organized, validly existing and in good standing under the Laws of the State of Maryland;

(c)           Chain Bridge is duly qualified, licensed or registered as a foreign Entity in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration; and

(d)           Chain Bridge has full limited liability company power and authority to own or use the properties and assets that it purports to own or use and to conduct its business, and to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreement to which it is or is to become a party, and to consummate the Contemplated Transactions.

2.2           Authorization of Agreements; Authority.

(a)           Authorization.  Chain Bridge has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Chain Bridge is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than Chain Bridge, is the valid and binding obligation of Chain Bridge, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which Chain Bridge is or is to become a party, when executed and delivered by Chain Bridge, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of Chain Bridge, enforceable against Chain Bridge in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

2.3           Governmental Filings and Authorizations.  Except for such Filings that have already been made and Authorizations that have already been obtained, in connection with the execution and delivery of this Agreement by Chain Bridge, or the performance by Chain Bridge of any of its obligations in this Agreement or any other Transaction Agreement to which Chain Bridge is or is to become a party, Chain Bridge is not required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

2.4           Contravention.  The execution and delivery by Chain Bridge of this Agreement and each other Transaction Agreement to which Chain Bridge is or is to become a party, the performance by Chain Bridge of its obligations under this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, do not and will not:

(a)           violate any provision of its Organizational Documents;

(b)           violate any Law, Authorization or Order to which Chain Bridge or any of its respective properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions; or

(c)           result in the imposition or creation of any Encumbrance upon the Chain Bridge Common Interests.

2.5           Title to Chain Bridge Common Interests.  Chain Bridge is the sole holder of record and beneficial owner of the Chain Bridge Common Interests, free of any Encumbrance.  Chain Bridge is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require it to sell or otherwise dispose of, or grant any interest in, any of the Chain Bridge Common Interests.  Chain Bridge is not a party to any voting trust, proxy or other Contract with respect to the voting of the Chain Bridge Common Interests.  On the Final Closing Date, the Company will acquire full legal and beneficial ownership of all of the Chain Bridge Common Interests free of any Encumbrance (other than Encumbrances created by or arising through the Company).

2.6           Chain Bridge Litigation.  No Proceeding or Order is pending and no Claim has been made (and, to the Knowledge of Chain Bridge, no Claim, Proceeding or Order has been threatened) against or affecting Chain Bridge (a) under any bankruptcy or insolvency Law, (b) that seeks injunctive or other relief in connection with this Agreement or (c) that reasonably could be expected to adversely affect (i)  Chain Bridge’s performance under this Agreement or any other Transaction Agreement to which Chain Bridge or any of its Affiliates is or is to become a party or (ii) the consummation of any of the Contemplated Transactions.  Chain Bridge has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by Chain Bridge or its principals, members or employees against either the Company, NorthStar or NorthStar Healthcare.

2.7           Solvency.  Chain Bridge is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.  Chain Bridge’s sale of the Chain Bridge Common Interests as provided by this Agreement will not render Chain Bridge insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

2.8           Investment Intent; Adequacy of Information.

(a)           Chain Bridge:

(i)          understands that the Golden Pond LLC Interests have not been, and will not be, registered under the Securities Act or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering;

(ii)         understands that the Golden Pond LLC Interests will be “restricted securities” within the meaning of the Securities Act and its related regulations, including requirements that might impose a holding period during which disposition of the Golden Pond LLC Interests could be limited;

(iii)        is acquiring the Golden Pond LLC Interests solely for its own account for investment purposes and not with a view to the distribution of the Golden Pond LLC Interests within the meaning of Section 2(11) of the Securities Act;

(iv)       is a sophisticated investor with knowledge and experience in business and financial matters generally, as well as with respect to the business of Golden Pond;

(v)        has received certain information concerning Golden Pond and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Golden Pond LLC Interests; and

(vi)       is able to bear the economic risk and lack of liquidity inherent in holding the Golden Pond LLC Interests, and is an Accredited Investor.

2.9           No Material Misstatements or Omissions.  All information provided by Chain Bridge to NorthStar, NorthStar Healthcare and the Company in connection with the Contemplated Transactions is, or was at the time of receipt of such information by NorthStar, NorthStar Healthcare or the Company, as applicable, complete and accurate in all material respects and does not or did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE THREE

MIDWEST HOLDING’S REPRESENTATIONS AND WARRANTIES

Midwest Holdings represents and warrants to the Company, NorthStar and NorthStar Healthcare as stated in this Article.

3.1           Organization; Capacity; Power.

(a)           Midwest Holdings has provided to the Company correct and complete copies of its Organizational Documents as currently in effect;

(b)           Midwest Holdings is duly organized, validly existing and in good standing under the Laws of the State of Delaware;

(c)           Midwest Holdings is duly qualified, licensed or registered as a foreign Entity in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration; and

(d)           Midwest Holdings has full limited liability company power and authority to own or use the properties and assets that it purports to own or use and to conduct its business, and to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreement to which it is or is to become a party, and to consummate the Contemplated Transactions.

3.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  Midwest Holdings has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Midwest Holdings is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than the Midwest Holdings, is the valid and binding obligation of Midwest Holdings, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which Midwest Holdings is or is to become a party, when executed and delivered by Midwest Holdings, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of Midwest Holdings, enforceable against Midwest Holdings in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

3.3           Governmental Filings and Authorizations.  Except as set forth in Schedule A and for such Filings that have already been made and Authorizations that have already been obtained, in connection with the execution and delivery of this Agreement by Midwest Holdings, or the performance by Midwest Holdings of any of the its obligations in this Agreement or any other Transaction Agreement to which Midwest Holdings is or is to become a party, Midwest Holdings is not required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

3.4           Contravention.  The execution and delivery by Midwest Holdings of this Agreement and each other Transaction Agreement to which Midwest Holdings is or is to become a party, the performance by Midwest Holdings of its obligations under this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, do not and will not:

(a)           violate any provision of its Organizational Documents;

(b)           violate any Law, Authorization or Order to which Midwest Holdings or any of its respective properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions; or

(c)           result in the imposition or creation of any Encumbrance upon the Midwest Care Interests.

3.5           Title to Midwest Care Interests.  Midwest Holdings is the sole holder of record and beneficial owner of the Midwest Care Interests, free of any Encumbrance.  Midwest Holdings is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require it to sell or otherwise dispose of, or grant any interest in, any of the Midwest Care Interests.  Midwest Holdings is not a party to any voting trust, proxy or other Contract with respect to the voting of any Midwest Care Interests.  Upon the Midwest Closing, the Company will acquire full legal and beneficial ownership of all of the Midwest Care Interests free of any Encumbrance (other than Encumbrances created by or arising through the Company).

3.6           Midwest Holdings Litigation.  No Proceeding or Order is pending and no Claim has been made (and, to the Knowledge of Midwest Holdings, no Proceeding, Order or Claim has been threatened) against or affecting Midwest Holdings (a) under any bankruptcy or insolvency Law that (b) seeks injunctive or other relief in connection with this Agreement or (c) reasonably could be expected to adversely affect (i) Midwest Holding’s performance under this Agreement or any other Transaction Agreement to which Midwest Holdings or any of its Affiliates is or is to become a party or (ii) the consummation of any of the Contemplated Transactions. Midwest Holdings has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by Midwest Holdings or its principals, members or employees against either the Company, NorthStar or NorthStar Healthcare.

3.7           Solvency.  Midwest Holdings is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.  Midwest Holding’s sale of the Midwest Care Interests as provided by this Agreement will not render Midwest Holdings insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

3.8           Investment Intent; Adequacy of Information.

(a)           Midwest Holdings:

(i)          understands that the NorthStar Healthcare Common Stock has not been, and will not be, registered under the Securities Act or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering;

(ii)         understands that the NorthStar Healthcare Common Stock will be “restricted securities” within the meaning of the Securities Act and its related regulations, including requirements that might impose a holding period during which disposition of the NorthStar Healthcare Common Stock could be limited;

(iii)        is acquiring the NorthStar Healthcare Common Stock solely for its own account for investment purposes and not with a view to the distribution of NorthStar Healthcare Common Stock within the meaning of Section 2(11) of the Securities Act;

(iv)       is a sophisticated investor with knowledge and experience in business and financial matters generally, as well as with respect to the business of NorthStar Healthcare;

(v)        has received certain information concerning NorthStar Healthcare and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the North Star Healthcare Common Stock; and

(vi)       is able to bear the economic risk and lack of liquidity inherent in holding the NorthStar Healthcare Common Stock, and is an Accredited Investor.

3.9           Financial Statements of Midwest Care.

(a)           Midwest Holdings has provided to the Company and NorthStar accurate and complete copies of the unaudited consolidated financial statements of Midwest Care consisting of a consolidated balance sheet dated as of September 30, 2009 and the consolidated statements of income, changes in stockholders’ equity and cash flows for the nine month period then ended, including the notes thereto (the “Midwest Care Financial Statements”).

(b)           The Midwest Care Financial Statements were prepared from the books and records of Midwest Care and its Subsidiaries.  Transactions reflected in the Midwest Care Financial Statements were actual and bona fide.  To the Knowledge of Midwest Holdings, the Midwest Care Financial Statements fairly present, in all material respects, the financial condition of Midwest Care as of September 30, 2009 and the results of operations, changes in stockholders’ equity and cash flows of Midwest Care for the nine month period then ended.

3.10         No Material Misstatements or Omissions.  All information provided by Midwest Holdings to NorthStar, NorthStar Healthcare and the Company in connection with the Contemplated Transactions is, or was at the time of receipt of such information by NorthStar, NorthStar Healthcare or the Company, as applicable, complete and accurate in all material respects and does not or did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE FOUR

MANAGER’S REPRESENTATIONS AND WARRANTIES

Manager represents and warrants to the Company, NorthStar and NorthStar Healthcare as stated in this Article.

4.1           Organization; Capacity; Power.

(a)           the Manager has provided to the Company correct and complete copies of its Organizational Documents as currently in effect;

(b)           the Manager is duly organized, validly existing and in good standing under the Laws of the State of Maryland;

(c)           the Manager is duly qualified, licensed or registered as a foreign Entity in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration; and

(d)           Manager has full corporate power and authority to own or use the properties and assets that it purports to own or use and to conduct its business, and to execute, deliver and perform its obligations under this Agreement, any Transaction Agreement to which it is or is to become a party and to consummate the Contemplated Transactions.

4.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  The Manager has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Manager is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than the Manager, is the valid and binding obligation of the Manager, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which the Manager is or is to become a party, when executed and delivered by the Manager, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

4.3           Governmental Filings and Authorizations.  Except for such Filings that have already been made and Authorizations that have already been obtained, in connection with the execution and delivery of this Agreement by the Manager, or the performance by the Manager of any of its obligations in this Agreement and any Transaction Agreement to which it is or is to become a party, the Manager is not required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

4.4           Contravention.  The execution and delivery by the Manager of this Agreement,  any Transaction Agreement to which it is or is to become a party, the performance by the Manager of its obligations under this Agreement, and any Transaction Agreement and the consummation of the Contemplated Transactions, do not and will not:

(a)           violate any provision of its Organizational Documents; or

(b)           violate any Law, Authorization or Order to which it or any of its respective properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions.

4.5           Manager Litigation.  No Proceeding or Order is pending and no Claim has been made (and, to the Knowledge of the Manager, no Claim, Proceeding or Order has been threatened) against or affecting the Manager (a) under any bankruptcy or insolvency Law,

(b) that seeks injunctive or other relief in connection with this Agreement or (c) that reasonably could be expected to adversely affect (i) the Manager’s performance under this Agreement or any Transaction Agreement to which the Manager or any of its Affiliates is or is to become a party or (ii) the consummation of any of the Contemplated Transactions. The Manager has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by the Manager or its directors, officers or employees against either the Company, NorthStar or NorthStar Healthcare.

4.6           Financial Statements of the Company.

(a)           The Manager has provided to the Company and NorthStar accurate and complete copies of the unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet dated as of September 30, 2009  and the consolidated statements of income, changes in stockholders’ equity, and cash flows for the nine month period then ended, including the notes thereto (the “Financial Statements”).

(b)           The Financial Statements were prepared from the books and records of the Company and its Subsidiaries.  Transactions reflected in the Financial Statements were actual and bona fide.  The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company as of September 30, 2009 and the results of operations, changes in stockholders’ equity and cash flows of the Company for the nine month period then ended.

4.7           No Material Misstatements or Omissions.  All information provided by the Manager to NorthStar, NorthStar Healthcare and the Company in connection with the Contemplated Transactions is, or was at the time of receipt of such information by NorthStar, NorthStar Healthcare or the Company, as applicable, complete and accurate in all material respects and does not or did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4.8           Title to the Wakefield, Stirling Interests.  The Manager is the sole holder of record and beneficial owner of the Wakefield, Stirling Interests, free of any Encumbrance.  The Manager is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require it to sell or otherwise dispose of, or grant any interest in, any of the Wakefield, Stirling Interests.  The Manager is not a party to any voting trust, proxy or other Contract with respect to the voting of the Wakefield, Stirling Interests.  On the Initial Closing Date, the Company will acquire full legal and beneficial ownership of all of the Wakefield, Stirling Interests free of any Encumbrance (other than Encumbrances created by or arising through the Company).

ARTICLE FIVE

COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Chain Bridge, the Manager and Midwest Holdings as set forth in this Article.

5.1           Organization; Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full limited liability company power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which the Company is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to the Company under its Organizational Documents and applicable Laws.

5.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  The Company has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than the Company, is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which the Company is or is to become a party, when executed and delivered by the Company, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

5.3           No Contravention.  The Company’s execution and delivery of this Agreement, and of each other Transaction Agreement to which the Company is or is to become a party, the Company’s performance of its obligations under this Agreement and the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not:

(a)           violate any provision of the Organizational Documents of the Company; or

(b)           violate any Law, Authorization or Order to which the Company or any of its properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any Contemplated Transaction.

5.4           Company Litigation.  No Proceeding or Order is pending, and no Claim has been made (and, to the Knowledge of the Company, no Proceeding, Order or Claim has been threatened) against or affecting the Company (a) under any bankruptcy or insolvency Law (b) that seeks injunctive or other relief in connection with this Agreement, or (c) that reasonably could be expected to adversely affect (i) the Company’s performance under this Agreement or any other Transaction Agreement to which the Company or any of its Affiliates is or is to become a party or (ii) the consummation of the Contemplated Transactions.  The Company has no knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by the Company or its principals, members or employees against either Chain Bridge, Midwest Holdings or the Manager.

5.5           Governmental Filings and Authorizations.  Except as set forth in Schedule A and such Filings that have already been made and Authorizations that have already been obtained, in connection with the execution and delivery of this Agreement by the Company, or the performance by the Company of any of its obligations in this Agreement or any other Transaction Agreement to which it is or is to become a party, the Company is not required (a) to make any Filing with any Governmental Authority other than pursuant to Section 1.12, or (b) to obtain any Authorization.

ARTICLE SIX

NORTHSTAR’S REPRESENTATIONS AND WARRANTIES

NorthStar represents and warrants to Chain Bridge, the Manager and Midwest Holdings as set forth in this Article.

6.1           Organization; Power.  NorthStar is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  NorthStar has full limited liability company power and authority necessary to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which NorthStar is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to NorthStar under its Organizational Documents and applicable Laws.

6.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  NorthStar has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which NorthStar is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than NorthStar, is the valid and binding obligation of NorthStar, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which NorthStar is or is to become a party, when executed and delivered by NorthStar, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of NorthStar, enforceable against NorthStar in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

6.3           No Contravention.  NorthStar’s execution and delivery of this Agreement, and of each other Transaction Agreement to which NorthStar is or is to become a party, NorthStar’s performance of its obligations under this Agreement and the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not:

(a)           violate any provision of the Organizational Documents of NorthStar; or

(b)           violate any Law, Authorization or Order to which NorthStar or any of its properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any Contemplated Transaction.

6.4           NorthStar Litigation.  No Proceeding or Order is pending, and no Claim has been made (and, to the Knowledge of NorthStar, no Proceeding, Order or Claim has been threatened) against or affecting NorthStar (a) under any bankruptcy or insolvency Law (b) that seeks injunctive or other relief in connection with this Agreement, or (c) that reasonably could be expected to adversely affect (i) NorthStar’s performance under this Agreement or any other Transaction Agreement to which NorthStar or any of its Affiliates is or is to become a party or (ii) the consummation of the Contemplated Transactions.  NorthStar has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by NorthStar or its principals, members or employees against Chain Bridge, Midwest Holdings or the Manager.

6.5           Governmental Filings and Authorizations.  With the exception of such Filings that have already been made and Authorizations that have already been obtained, in connection with the execution and delivery of this Agreement by NorthStar, or the performance by NorthStar of any of its obligations under this Agreement or any other Transaction Agreement to which it is or is to become a party, NorthStar is not required (a) to make any Filing with any Governmental Authority, or (b) obtain any Authorization.

ARTICLE SEVEN

NORTHSTAR HEALTHCARE’S REPRESENTATIONS AND WARRANTIES

NorthStar Healthcare represents and warrants to Chain Bridge, the Manager and Midwest Holdings as set forth in this Article.

7.1           Organization; Power.  NorthStar Healthcare is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  NorthStar Healthcare has full corporate power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which NorthStar Healthcare is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to NorthStar Healthcare under its Organizational Documents and applicable Laws.

7.2           Authorization of Agreements; Enforceability.

(a)           Authorization.  NorthStar Healthcare has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which NorthStar Healthcare is or is to become a party and the consummation of the Contemplated Transactions.

(b)           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than NorthStar Healthcare, is the valid and binding obligation of NorthStar Healthcare, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which NorthStar Healthcare is or is to become a party, when executed and delivered by NorthStar Healthcare, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of NorthStar Healthcare, enforceable against NorthStar Healthcare in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

7.3           No Contravention.  NorthStar Healthcare’s execution and delivery of this Agreement, and of each other Transaction Agreement to which NorthStar Healthcare is or is to become a party, NorthStar Healthcare’s performance of its obligations under this Agreement and the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not:

(a)           violate any provision of the Organizational Documents of NorthStar Healthcare; or

(b)           violate any Law, Authorization or Order to which NorthStar Healthcare or any of its properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any Contemplated Transaction.

7.4           NorthStar Healthcare Litigation.  No Proceeding or Order is pending, and no Claim has been made (and, to the Knowledge of NorthStar Healthcare, no Proceeding, Order or Claim has been threatened) against or affecting NorthStar Healthcare (a) under any bankruptcy or insolvency Law (b) that seeks injunctive or other relief in connection with this Agreement, or (c) that reasonably could be expected to adversely affect (i) NorthStar Healthcare’s performance under this Agreement or any other Transaction Agreement to which NorthStar Healthcare or any of its Affiliates is or is to become a party or (ii) the consummation of the Contemplated Transactions.  NorthStar Healthcare has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim by NorthStar Healthcare or its principals, members or employees against Chain Bridge, the Manager or Midwest Care.

7.5           Governmental Filings and Authorizations.  Except for (i) any action requiring the approval of the Board and (ii) such Filings that have already been made and Authorizations which have already been obtained, in connection with the execution and delivery of this Agreement by NorthStar Healthcare, or the performance by NorthStar Healthcare of any of its obligations in this Agreement or any other Transaction Agreement to which it is or is to become a party, NorthStar Healthcare is not required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorizations.

ARTICLE EIGHT

INDIVIDUAL PARTIES’ REPRESENTATIONS AND WARRANTIES

Each Individual Party represents and warrants to the Company, NorthStar and NorthStar Healthcare as set forth in this Article:

8.1           Power.  Such Individual Party has the capacity to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which such Individual Party is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to such Individual Party under applicable Laws.

8.2           Enforceability.  This Agreement, assuming the due execution and delivery of it by the Parties other than such Individual Party, is the valid and binding obligation of such Individual Party, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.  Each other Transaction Agreement to which such Individual Party is or is to become a party, when executed and delivered by such Individual Party, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of such Individual Party, enforceable against such Individual Party in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

8.3           No Contravention.  Such Individual Party’s execution and delivery of this Agreement, and of each other Transaction Agreement to which such Individual Party is or is to become a party, such Individual Party’s performance of its obligations under this Agreement and the other Transaction Agreements and the consummation of the Contemplated Transactions do not and will not violate any Law, Authorization or Order to which such Individual Party is subject, or give any Governmental Authority or other Person the right to challenge any Contemplated Transaction.

8.4           Litigation.  No Proceeding or Order is pending, and no Claim has been made (and, to the Knowledge of such Individual Party, no Proceeding, Order or Claim has been threatened) against or affecting such Individual Party (a) under any bankruptcy or insolvency Law (b) that seeks injunctive or other relief in connection with this Agreement, or (c) reasonably could be expected to adversely affect (i) such Individual Party’s performance under this Agreement or any other Transaction Agreement to which such Individual Party is or is to become a party or (ii) the consummation of the Contemplated Transactions. Such Individual Party has no Knowledge of any facts, circumstances, events or actions that could reasonably be expected to give rise to any Claim against the Company, NorthStar or NorthStar Healthcare.

ARTICLE NINE

RESTRICTIONS ON SOLICITATION

9.1           Interference with or Diversion of Business.  Commencing on the Initial Closing Date and ending on the first anniversary of the effective date of the termination of the Management Agreement (the “Restriction Period”), neither Chain Bridge, the Manager, Midwest Holdings, any of their directors, officers, members or Affiliates, nor any Individual Party will directly or indirectly solicit or entice, or attempt to solicit or entice, any Person that manages or operates the Company’s assets for the purposes of persuading such Person not to provide business or services to or, diverting such Person’s business or services from, the Company or any of its Affiliates or their successors; provided, however, that this Section 9.1 shall not apply to Strategic Properties Management, Inc.

9.2           Interference with or Diversion of Employees.  During the Restriction Period, neither Chain Bridge, the Manager, Midwest Holdings, any of their directors, officers, members or Affiliates, nor any Individual Party will directly or indirectly interfere with, or solicit the employment or engagement of services of, any individual serving as an employee of the Company, NorthStar or any of their Affiliates or their successors, or attempt to induce the individual to terminate employment; provided, however, that this prohibition will not apply to any employee (i) that has not been solicited by Chain Bridge, the Manager, Midwest Holdings or any of their directors, officers, members or Affiliates or (ii) that has only been solicited through general advertising.

9.3           Non-Disparagement.  During the Restriction Period, the Parties agree that they will not take any action or make any comment which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light, any other Party.  Nothing herein shall be construed to prohibit or limit a Party’s right to communicate internally and with its counsel and auditors about another Party for and to the extent necessary for its legitimate business purposes.

9.4           Reasonable Restrictions; Consideration.  Chain Bridge, the Manager, Midwest Holdings and each Individual Party acknowledge that:

(a)           the term of the Restriction Period and all other restrictions contained in this Article are reasonable and necessary to protect the legitimate interests of the Company following the Initial Closing Date; and

(b)           the agreements and acknowledgments of the Parties in this Article constitute a material inducement to the Company to enter into this Agreement and consummate the Contemplated Transactions and that without these provisions the Company would not have entered into this Agreement.

9.5           Severability.  If any restriction in this Article is adjudicated to exceed limitations permitted by applicable Law in any jurisdiction, then the offending restriction is reformed in that jurisdiction to the maximum temporal, geographic, product, service or other limitation permitted by applicable Law. The invalidity or unenforceability of any obligation in this Article in one jurisdiction does not invalidate or render unenforceable the obligation in any other jurisdiction.  The obligations of the Individual Parties contained in this Article are severable and distinct obligations, and will not be affected by the Company’s failure to comply with any of its obligations after the Initial Closing Date under the Agreement or any other Transaction Agreement.

ARTICLE TEN

CERTAIN TAX MATTERS

10.1         Representations and Warranties.  The Manager and Midwest Holdings (but only to the extent related to Midwest Care and its Subsidiaries) represent and warrant to the Company, NorthStar and NorthStar Healthcare as set forth in the Section 10.1:

(a)           To the Knowledge of the Manager and Midwest Holdings (but only to the extent related to Midwest Care and its Subsidiaries): (i) the Company, Midwest Care and their Subsidiaries have filed all Tax Returns required to have been filed, and all information set forth in such Tax Returns is correct and complete in all material respects, (ii) each of the Company, Midwest Care and each of their Subsidiaries has paid all Taxes due and payable by it, and (iii) there are no unpaid Taxes due and payable by the Company, Midwest Care or any of their Subsidiaries or by any other Person that are or could become an Encumbrance on any property or asset of, or otherwise adversely affect the business, operations or financial condition of, the Company, Midwest Care or any of their Subsidiaries.

(b)           Each of the Company, Midwest Care and their Subsidiaries is in compliance in all material respects with, and the Company, Midwest Care and each of their Subsidiaries records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements.

(c)           To the Knowledge of the Manager and Midwest Holdings (but only to the extent related to Midwest Care and its Subsidiaries), the Financial Statements and the Midwest Care Financial Statements reflect in all material respects, as of their dates, the Tax liabilities of the Company, Midwest Care and their Subsidiaries, as applicable, for all periods ending on or before such dates, and the books and records of the Company, Midwest Care and their Subsidiaries, reflect in all material respects all liabilities for Taxes for all periods after the date of the Financial Statements or the Midwest Care Financial Statements, as applicable.

(d)           Neither the Company, Midwest Care nor any of their Subsidiaries has granted (nor is it subject to) any currently effective waiver of the period of limitations for the assessment or collection of any Tax.  No unpaid Tax deficiency has been asserted in writing against or with respect to the Company, Midwest Care or any of their Subsidiaries, and to the Knowledge of the Manager and Midwest Care, no other unpaid tax deficiency has been asserted against or with respect to the Company, Midwest Care or any of their Subsidiaries.  There is no pending Proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company, Midwest Care or any of their Subsidiaries.

10.2         Foreign Persons.

(a)           Chain Bridge represents to the Company that it is not a “foreign person”  for purposes of Section 1445 of the Code.

(b)           Midwest Holdings represents to the Company that is not a “foreign person”  for purposes of Section 1445 of the Code.

10.3         Transfer Taxes.  The Company will pay all sales, transfer (including real estate transfer), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes in connection with (i) the redemption of, and payment for, the Chain Bridge Common Interests and (ii) the sale of, and payment for, the Golden Pond LLC Interests, regardless of whether such taxes are imposed on the Company.   Chain Bridge will pay all sales, transfer (including real estate transfer), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes in connection with the refinancing of any Indebtedness associated with the assets of Golden Pond, regardless of whether such taxes are imposed on Chain Bridge.  The Company will pay all sales, transfer (including real estate transfer), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes in connection with the sale of, and payment for, the Midwest Care Interests, regardless of whether such Taxes are imposed on the Company.  The Parties will provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

10.4         Cooperation.  The Parties will cooperate with the each other to the extent necessary in connection with the filing of any Tax Return relating to the Contemplated Transactions, including the provision of reasonably requested information relates to Taxes.

10.5         Tax Characterization.  The Parties agree to treat for all federal, state, and local income tax purposes (i) the payment of the Redemption Consideration as one or more liquidating distributions to Chain Bridge under Section 736(b) of the Code in respect of the redemption of the Chain Bridge Common Interests and (ii) the payment of the consideration described in Section 1.7 as payment exchange for the Midwest Care Interests.  Chain Bridge shall not treat or report the cancellation of the Notes as causing Tomasso, O’Brien or Sweet to recognize cancellation of indebtedness income for federal, state or local income tax purposes.  Chain Bridge agrees that, for purposes of Subchapter K of the Code, it will treat any liabilities of the Company guaranteed by each of Tomasso, O’Brien and Sweet pursuant to the Bottom Guarantee (as defined herein) as allocated to each such individual, in accordance with Treasury Regulations section 1.752-2(i), until the Final Closing Date.

10.6         Survival.  Notwithstanding any other provision of this Agreement, the representation, warranties, and covenants and obligations set forth in this Article Ten shall survive until 60 days following the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

ARTICLE ELEVEN

CERTAIN COVENANTS

11.1         Third Party Consents.  Each of the Company, NorthStar and Chain Bridge shall use its commercially reasonable efforts to obtain each required Consent pursuant to Section 1.1 and any other consent that may be required in connection with the Contemplated Transactions.  Chain Bridge shall use its commercially reasonable efforts to refinance or repay the GP Indebtedness as soon as reasonably practicable following the Initial Closing Date.

11.2         Sale or Transfer of Property Consideration.

(a)           Prior to the NorthStar Golden Pond Distribution Date, without the prior written consent of Chain Bridge, the Company shall not sell, transfer or otherwise dispose of, or pledge or otherwise encumber, any of the Golden Pond LLC Interests.  Prior to the Final Closing Date, Chain Bridge shall not sell, transfer or otherwise dispose of, or pledge or otherwise encumber, any of the Chain Bridge Common Interests or the Midwest Care Interests.

(b)           The Company shall be under no obligation to solicit offers to purchase or otherwise attempt to sell the Golden Pond LLC Interests; provided, however, that during the Golden Pond Sale Period, Chain Bridge shall have the right to, and shall be permitted by the Company to, attempt to sell the Golden Pond LLC Interests on the Company’s behalf and in connection therewith to (i) hire any broker reasonably acceptable to the Company and (ii) control the process by which the Golden Pond LLC Interests will be sold.  If Golden Pond is sold pursuant to Section 1.1(b)(ii)(D), Chain Bridge agrees to pay all Transaction Costs, which the Parties agree will be paid from the proceeds of such sale and netted against the Golden Pond Proceeds before delivery to Chain Bridge.   Upon the receipt of an offer to purchase the Golden Pond LLC Interests that is reasonably acceptable to Chain Bridge and the Company, if Golden Pond is sold pursuant to Section 1.1(b)(ii)(D), the Company shall use its commercially reasonable efforts to cooperate with Chain Bridge to effectuate such sale, including executing an agreement for such sale on commercially reasonable terms and distributing the Golden Pond Proceeds.

11.3         Assistance in Completing the NorthStar Healthcare IPO and the Company’s and Midwest Care’s 2009 Audit and Tax Returns.  Upon the request of NorthStar Healthcare, NorthStar or any of their Affiliates, Chain Bridge and the Manager shall use their commercially reasonable efforts to assist NorthStar Healthcare and NorthStar (i) in completing the NorthStar Healthcare IPO, including providing NorthStar Healthcare, NorthStar and their Affiliates with access to all documents and files (electronic or otherwise) and access to Tomasso, O’Brien and Sweet and any other employees of Chain Bridge, and (ii) in completing the tax returns for any tax year ending on or before December 31, 2009 and the audit of the Company’s and Midwest Care’s financial statements for the year ending December 31, 2009.  NorthStar Healthcare and NorthStar shall reimburse Chain Bridge and the Manager for any reasonable out-of-pocket costs and expense incurred by either in providing such assistance.  Notwithstanding any provision in the Management Agreement, NorthStar shall direct any action of the Company in relation to the completion of the NorthStar Healthcare IPO.

11.4         Employment Negotiations and Agreements.

(a)           NorthStar and any of its Affiliates shall be allowed to engage in employment negotiations, enter into employment agreements with, or hire, each of Tomasso, O’Brien and Sweet and Chain Bridge shall not prohibit or otherwise impede such negotiations or the entering into of such employment agreement and shall grant any consents, waivers or releases necessary to enable NorthStar or any of its Affiliates to enter in employment negotiations or employment contracts with any or all of Tomasso, O’Brien or Sweet, including the termination of any employment or other employment-related agreement between Chain Bridge, the Manager or any of their Affiliates, on the one hand, and any of Tomasso, O’Brien or Sweet, on the other hand, (the “Chain Bridge Employment Agreements”) and the termination of any non-competition or non-solicitation agreements between Chain Bridge, the Manager or any of their Affiliates, on the one hand, and any of Tomasso, O’Brien or Sweet, on the other hand (the “Chain Bridge Non-Competition Agreements”).  Chain Bridge, the Manager and their Affiliates hereby release the Company, NorthStar, NorthStar Healthcare and any of their Affiliates from any and all Claims, losses, Liabilities, damages and expenses arising from the hiring of Tomasso, O’Brien and Sweet and the termination of the Chain Bridge Employment Agreements and the Chain Bridge Non Competition Agreements.

(b)           On the date that NorthStar or one of its Affiliates hires Tomasso, O’Brien and Sweet, each of Chain Bridge, the Manager and their Affiliates, on the one hand, and O’Brien, Tomasso and Sweet, on the other hand, shall execute and deliver to the other the Mutual Release substantially in the form of Exhibit G hereto (substituting the former for the Company, NorthStar and NorthStar Healthcare and each of Tomasso, O’Brien and Sweet for Nordberg as applicable, and the operating agreement of Chain Bridge for the Operating Agreement and excluding any reference to the Management Agreement).

(c)           Each of Tomasso, O’Brien and Sweet may remain as members of Chain Bridge and Midwest Holdings and stockholders of the Manager until their interests are redeemed as follows: (a) Chain Bridge, Midwest Holdings and the Manager shall redeem from Tomasso,

O’Brien and Sweet their membership interests in Chain Bridge (excluding Sweet’s Initial CB Interest) and Midwest Holdings, as applicable, and their stock in the Manager, for an aggregate amount equal to one dollar ($1) plus an amount equal to any positive balance of the respective Chain Bridge capital accounts of Tomasso, O’Brien or Sweet (excluding, however, any positive balance in Sweet’s capital account relating to his Initial CB Interest) after taking into account all transactions occurring on or prior to the redemption date, (b) Chain Bridge shall redeem Sweet’s Initial CB Interest for an amount equal to 2% of the Redemption Consideration, as such value is agreed to by Sweet and Chain Bridge; and (c) such redemptions shall be effected on the Final Closing Date pursuant to a cancellation and redemption agreement the form of which is to be reasonably acceptable to all parties; provided, however, that if the Final Closing Date occurs prior to January 1, 2010, such redemption and cancellation shall occur effective as of January 1, 2010, and provided, further, however that the redemption and cancellation shall occur no later than December 31, 2010 (the “Chain Bridge Interests Redemption Date”) .On the Chain Bridge Interests Redemption Date, all the Notes shall be cancelled.  Each of Tomasso, O’Brien and Sweet shall have the option to enter into the guarantee of certain liabilities of the Company substantially in the form of Exhibit H hereto (the “Bottom Guarantee”) on the Initial Closing Date.

(d)                                 If NorthStar or any of its Affiliates enters into an employment agreement with Tomasso pursuant to Section 11.4(a), such employment agreement shall not prohibit Tomasso from serving as a member of the board of directors or a similar governing body of Chain Bridge or any other Entity controlled by Nordberg.

(e)                                  Beginning on the effective date of the earlier of (A) the termination of the consulting arrangement between Tomasso and the Manager or (B) the termination of the employment of either O’Brien or Sweet with the Manager until the later of (A) March 31, 2010 or (B) the closing date of the NorthStar Healthcare IPO, Tomasso, O’Brien and Sweet shall have the right to use their current office space and maintain all records and personal effects and shall have access to Chain Bridge’s computer hardware and software and telephone systems to conduct business on behalf of NorthStar, NorthStar Healthcare and the Company.

11.5                           Notice of Certain Developments.

(a)                                  Notice of Events.  Each of Chain Bridge, the Manager, Midwest Holdings and the Individual Parties will give to the Company, NorthStar and NorthStar Healthcare prompt written notice when either Chain Bridge, the Manager, Midwest Holdings or any Individual Party obtains Knowledge that a representation and warranty made by Chain Bridge, the Manager, Midwest Holdings or any Individual Party, as the case may be, in this Agreement was not true when made, or obtains Knowledge of any of the following:

(i)                             the occurrence of any event or the existence of any circumstance that would be reasonably likely to cause any representation of Chain Bridge, the Manager, Midwest Holdings or any Individual Party, as the case may be, contained in this Agreement to be inaccurate or warranty to be breached if such representation were made, or the warranty were effective, at the time of such event or circumstance;

(ii)                          the breach of any obligation of Chain Bridge, the Manager, Midwest Holdings or any Individual Party, as the case may be, in this Agreement;

(iii)                       the receipt by any of Chain Bridge, the Manager, Midwest Holdings or any Individual Party of a notice or other communication from a Person alleging that the Consent or Authorization of that Person is or may be required in connection with this Agreement or any of the Contemplated Transactions;

(iv)                      the receipt by any of Chain Bridge, the Manager, Midwest Holdings or any Individual Party of a notice or other communication from any Governmental Authority in connection with this Agreement or any of the Contemplated Transactions, or concerning a violation of Law or of any Authorization or Order relevant to this Agreement or to any Contemplated Transaction;

(v)                         the initiation or threat of initiation of any Proceeding by any Person that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement in order for each of those representations and warranties to be accurate; or

(vi)                      the occurrence of any Material Adverse Change or any event or circumstance that along or in combination with other events or circumstances, could result in a Material Adverse Change.

(b)                                 Notice of Events.  Each of the Company, NorthStar and NorthStar Healthcare will give to Chain Bridge, the Manager and the Individual Parties prompt written notice when any of the Company, NorthStar or NorthStar Healthcare obtains Knowledge that a representation and warranty made by the Company, NorthStar or NorthStar Healthcare, as the case may be, in this Agreement was not true when made, or obtains Knowledge of any of the following:

(i)                             the occurrence of any event or the existence of any circumstance that would be reasonably likely to cause any representation of the Company, NorthStar or NorthStar Healthcare, as the case may be, contained in this Agreement to be inaccurate or warranty to be breached if such representation were made, or the warranty were effective, at the time of such event or circumstance;

(ii)                          the breach of any obligation of the Company, NorthStar or NorthStar Healthcare, as the case may be, in this Agreement;

(iii)                       the receipt by any of the Company, NorthStar or NorthStar Healthcare of a notice or other communication from a Person alleging that the Consent or Authorization of that Person is or may be required in connection with this Agreement or any of the Contemplated Transactions;

(iv)                      the receipt by any of the Company, NorthStar or NorthStar Healthcare of a notice or other communication from any Governmental Authority in connection with this Agreement or any of the Contemplated Transactions, or concerning a violation of Law or of any Authorization or Order relevant to this Agreement or to any Contemplated Transaction; or

(v)                         the initiation or threat of initiation of any Proceeding by any Person that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement in order for each of those representations and warranties to be accurate.

11.6                           Bring-down Certificates.

(a)                                  Upon the receipt by NorthStar Healthcare of the Midwest Care Interests described in Section 1.6(b) (the “Midwest Care Interest Receipt Date”), (i) each of the Manager and Midwest Holdings shall deliver to the Company, NorthStar and NorthStar Healthcare a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the Midwest Care Interest Receipt Date, as to the accuracy of the representations and warranties of each of the Manager and Midwest Holdings set forth in this Agreement and as to the performance by each of the Manager and Midwest Holdings of all of its obligations hereunder to be performed on or prior to the Midwest Care Interest Receipt Date, and (ii) each of the Company, NorthStar and NorthStar Healthcare shall deliver to the Manager and Midwest Holdings a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the Midwest Care Interest Receipt Date, as to the accuracy of the representations and warranties of each of the Company, NorthStar and NorthStar Healthcare set forth in this Agreement and as to the performance by each of the Company, NorthStar and NorthStar Healthcare of all of its obligations hereunder to be performed on or prior to the Midwest Care Interest Receipt Date.

(b)                                 On the Midwest Care Interest Receipt Date (i) each Individual Party shall deliver to the Company, NorthStar and NorthStar Healthcare a certificate signed by such Individual Party, dated as of the Midwest Care Interest Receipt Date, as to the accuracy of the representations and warranties of such Individual Party set forth in this Agreement and as to the performance by of such Individual Party of all of its obligations hereunder to be performed on or prior to the Midwest Care Interest Receipt Date, and (ii) each of the Company, NorthStar and NorthStar Healthcare shall deliver to the Individual Parties a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the Midwest Care Interest Receipt Date, as to the accuracy of the representations and warranties of each of the Company, NorthStar and NorthStar Healthcare set forth in this Agreement and as to the performance by each of the Company, NorthStar and NorthStar Healthcare of all of its obligations hereunder to be performed on or prior to the Midwest Care Interest Receipt Date.

(c)                                  Upon the closing date of the Golden Pond Transaction as described in Section 1.1(a) (the “Golden Pond Transaction Closing Date”), (i) each of the Manager and Chain Bridge shall deliver to the Company, NorthStar and NorthStar Healthcare a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the Golden Pond Transaction Closing Date, as to the accuracy of the representations and warranties of each of the Manager and Chain Bridge set forth in this Agreement and as to the performance by each of the Manager and Chain Bridge of all of its obligations hereunder to be performed on or prior to the Golden Pond Transaction Closing Date, and (ii) each of the Company, NorthStar and NorthStar Healthcare shall deliver to the Manager and Chain Bridge a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the Golden Pond Transaction Closing Date, as to the accuracy of the representations and warranties of each of the Company, NorthStar and NorthStar Healthcare set forth in this Agreement and as to the performance by each of the Company, NorthStar and NorthStar Healthcare of all of its obligations hereunder to be performed on or prior to the Golden Pond Transaction Closing Date.

(d)                                 On the GP Indebtedness Repayment Date, (i) each of the Manager and Chain Bridge shall deliver to the Company, NorthStar and NorthStar Healthcare a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the GP Indebtedness Repayment Date, as to the accuracy of the representations and warranties of each of the Manager and Chain Bridge set forth in this Agreement and as to the performance by each of the Manager and Chain Bridge of all of its obligations hereunder to be performed on or prior to the GP Indebtedness Repayment Date, and (ii) each of the Company, NorthStar and NorthStar Healthcare shall deliver to the Manager and Chain Bridge a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the GP Indebtedness Repayment Date, as to the accuracy of the representations and warranties of each of the Company, NorthStar and NorthStar Healthcare set forth in this Agreement and as to the performance by each of the Company, NorthStar and NorthStar Healthcare of all of its obligations hereunder to be performed on or prior to the GP Indebtedness Repayment Date.

(e)                                  On the NorthStar Golden Pond Distribution Date and the Casualty Event Date, (i) each of the Manager and Chain Bridge shall deliver to the Company, NorthStar and NorthStar Healthcare a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the NorthStar Golden Pond Distribution Date, as to the accuracy of the representations and warranties of each of the Manager and Chain Bridge set forth in this Agreement and as to the performance by each of the Manager and Chain Bridge of all of its obligations hereunder to be performed on or prior to the NorthStar Golden Pond Distribution Date and the Casualty Event Date and (ii) each of the Company, NorthStar and NorthStar Healthcare shall deliver to the Manager and Chain Bridge a certificate of its Chief Executive Officer and Chief Financial Officer, dated as of the NorthStar Golden Pond Distribution Date and the Casualty Event Date, as to the accuracy of the representations and warranties of each of the Company, NorthStar and NorthStar Healthcare set forth in this Agreement and as to the performance by each of the Company, NorthStar and NorthStar Healthcare of all of its obligations hereunder to be performed on or prior to the NorthStar Golden Pond Distribution Date and the Casualty Event Date.

ARTICLE TWELVE

MISCELLANEOUS PROVISIONS

12.1                           Governing Law.  This Agreement, the Transaction Agreements and the Contemplated Transactions, and all disputes between any of the Parties under or relating to this Agreement, the Transaction Agreements or the circumstances of their negotiation and execution, whether a Party seeks relief in equity or under contract, tort, statute or otherwise, are to be governed by and determined under the laws of the State of New York, without reference to principles of conflict of laws, or any successor provision.

12.2                           Forum for Disputes; Service Of Process.

(a)                                  Exclusive Forum.  Any Proceeding a Party brings under or relating to this Agreement, any Transaction Agreement or any Contemplated Transaction, including the rights, duties or liabilities of the Parties directly or indirectly arising from or relating to this Agreement, the Transaction Agreements or the circumstances of their negotiation and execution, whether the claim arises under contract, tort, statute or otherwise (a “Subject Claim”) must be brought only before any federal court sitting in the Borough of Manhattan of the City of New York, unless that court does not have jurisdiction over the Subject Claim, in which case the Proceeding must be brought in any New York state court sitting in that Borough (the “Designated Forum”).

(b)                                 Personal Jurisdiction.  Each Party (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the State of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to all Subject Claims, (ii) irrevocably waives and will not assert any right to have a Subject Claim dismissed or transferred because of the inconvenience of the forum, and (iii) will not deny or challenge that the courts identified in this Section 12.2 have personal jurisdiction over the Party with respect to a Subject Claim, or that the Party’s property is exempt or immune from attachment or execution.

(c)                                  Service.  Process in any Proceeding involving a Subject Claim may be served on a Party anywhere in the world.  To the fullest extent permitted by applicable Law, service of process may be made on a Party by prepaid U.S. certified mail addressed to the Party at its effective address under Section 12.13, and a certified mailing receipt validated by the United States Postal Service will constitute conclusive evidence of valid service.  To the fullest extent permitted by applicable Law, service made pursuant to this Section 12.2(c) will have the same legal force and effect as if process was served upon such Party personally within the State of New York.

12.3                           Non-Disclosure of Agreement.  The Parties agree to keep any and all matters relating to this Agreement, including its existence, terms and the negotiations and circumstances which led to this Agreement, confidential such that they will not disclose such matters to any person or Entity at any time; provided, however, that any Party may disclose such matters to (i) any of its officers, directors, partners, owners, agents, auditors, representatives and employees

(and their respective advisors), (ii) any prospective purchaser of any Party’s (except an Individual Party’s) business in order to comply with such Parties disclosure obligations to or due diligence requests by any prospective purchaser of its business, (iii) through press releases or filings with the Securities and Exchange Commission in order to comply with its public company reporting and disclosure obligations (including, without limitation, any filings in connection with the NorthStar Healthcare IPO), (iv) any party to the extent required by Law (v) to any party as may be reasonably necessary in connection with obtaining consents required to consummate the Contemplated Transactions; and (vi) to any party as may be reasonably necessary in connection with efforts by Chain Bridge, the Manager and their Affiliates to raise capital for continuing operations.

12.4                           Entire Agreement and Amendment.

(a)                                  Prior Agreements.  This Agreement (including its exhibits, appendices and schedules), and the other documents delivered pursuant to this Agreement (including the other Transaction Agreements) constitute a complete and exclusive statement of the agreement between the Parties with respect to its subject matter, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter of this Agreement.

(b)                                 Amendments.  This Agreement may not be amended except by a written agreement executed by all Parties that by its terms is specifically identified as an amendment.

12.5                           Headings and Captions.  The headings and captions used in this Agreement are for convenience only.  They do not constitute a part of this Agreement and are not to be given effect in the construction or interpretation of this Agreement.  They are not deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading or caption had been used.

12.6                           Interpretation and Construction.

(a)                                  Independent Provisions.  Each of the provisions of this Agreement is independent of all other provisions, and the provisions of one should not be read to limit any other, except where a provision expressly states that it is the exclusive provision as to its subject matter.

(b)                                 Usages.

(i)                             All accounting terms used in this Agreement will have the meanings ascribed to them under GAAP unless otherwise provided.

(ii)                          Whenever the term “include” or “including” is used in this Agreement in connection with a listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope.

(iii)                       The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iv)                      Article, section, clause, subsection, exhibit, appendix and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits, appendices and schedules of or to this Agreement, unless otherwise specified.

(v)                         Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(vi)                      Any amount stated in this Agreement in “Dollars” or by reference to the “$” symbol means United States dollars.

(vii)                   A reference to “U. S.” or “United States” means the United States of America.

(c)                                  Joint Preparation; Interpretation.  Each Party acknowledges having been represented and advised by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguous, vague or conflicting term in this Agreement against the drafter should not apply and is expressly waived.  In addition, this Agreement is to be interpreted and construed without reference to or application of the so-called “forthright negotiator principle.”

12.7                           Severability.  Any provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation or in any jurisdiction will not affect the validity or enforceability of the remaining provisions or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.8                           Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.  Counterpart signature pages and facsimile signatures are effective, and it is not necessary that the signatures of all Parties be on the same page.

12.9                           Time of the Essence.  With regard to all dates and time periods referred to in this Agreement, time is of the essence.

12.10                     Assignment and Successors.  No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that the Company, NorthStar or NorthStar Healthcare may assign any of its rights and delegate any of its obligations under this Agreement without the consent of any other Party to (a) any of its Affiliates and (b) to any purchaser of a substantial part of the assets of the Company, NorthStar or NorthStar Healthcare or assets used in a line of business to which the businesses of the Company, NorthStar or NorthStar Healthcare relate.  Without the consent of all other Parties, no such assignment will relieve the Company, NorthStar or NorthStar Healthcare of its obligations under this Agreement if the assignee does not perform the obligations.  The Company, NorthStar or NorthStar Healthcare also may collaterally assign its rights under this Agreement to any Person that provides credit or credit support to the Company, NorthStar, NorthStar Healthcare or any of their Affiliates, or as security for any other obligation or undertaking of the Company, NorthStar, NorthStar Healthcare or any of their Affiliates.  Any purported assignment or delegation contrary to this Section 12.10 will be void.

12.11                     Parties in Interest.  This Agreement is binding upon and inures solely to the benefit of each Party and its successors and permitted assigns.  Nothing in this Agreement confers upon any other Person any right or remedy of any nature whatsoever.  No Person, by virtue of this Agreement, is entitled to employment by the Company or its Affiliates.

12.12                     Expenses.

(a)                                  General.  Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Agreements and the Contemplated Transactions, including all fees and expenses of their representatives and advisors.

12.13                     Notices.

(a)                                  Methods.  A notice, disclosure, demand or other communication to a Party that is required or permitted under this Agreement must be in writing and will be deemed to have been given (i) on the date established by the sender as the date of personal delivery to the recipient, (ii) on the date delivered to the recipient by a private courier as established by the sender by evidence obtained from the courier, (iii) subject to Section 12.13(b), on the date sent by facsimile or by other electronic means, and (iv) on the fourth Business Day after mailing when sent to the recipient at such Party’s address set forth below by registered or certified U.S. mail, with postage prepaid and return receipt requested and returned.  If more than one method of sending a notice is used, the effective date of notice will be the earliest date provided by the application of the rules in this Section.

(b)                                 Electronic Transmissions.  Notices sent by facsimile transmission or other electronic means will be effective on the date specified in Section 12.13(a) if the sender also delivers the notice by private courier (costs prepaid, and with evidence of delivery returned by the courier) on the next Business Day after the electronic transmission took place, unless the recipient acknowledged in writing that the electronic notice was received on the transmission date (such acknowledgement includes an electronic facsimile or electronic mail message sent by the recipient but does not include an automatic machine-generated confirmation).

(c)                                  Addresses.  Notices to a Party must be sent to the Party at its address specified and to the attention of the person by notice sent in accordance with this Section 12.13 to the other Parties from time to time.

12.14                     Withholding Taxes.  Subject to the Company’s responsibility for payment of certain Taxes under Section 10.3, the Company may deduct and withhold from the payments of the Redemption Consideration and the consideration described in Section 1.5(a) any stock transfer taxes and other amounts required to be withheld under the Code or any other Law pertaining to Taxes; provided, however, that in the event any such withholding may be avoided upon the provision of an exemption certificate or comparable form, then Chain Bridge and/or Midwest Holdings, as the case may be, shall be permitted to deliver at closing to the Company a properly executed certificate or form in order to legally avoid the application of any such withholding tax to the Redemption Consideration.  A party withholding any payment will remit the withheld amount to the appropriate Governmental Authority in a timely manner.  A withheld amount that is remitted to the applicable Governmental Authority will be treated for all purposes of this Agreement as having been a payment of the Redemption Consideration to the Party entitled to the payment from which such deduction and withholding was made.

12.15                     Waiver of Jury Trial.  ANY CONTROVERSY THAT MIGHT ARISE RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES.  CONSEQUENTLY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY SUBJECT CLAIM (AS DEFINED IN SECTION 12.2).  EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IN THE EVENT OF LITIGATION THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) THE PARTY MAKES THE WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) THE PARTY AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  Any Party may file an original counterpart or a copy of this Agreement with any court as written and conclusive evidence of the consent of each Party to the waiver of its right to trial by jury.

12.16                     Survival of Representations and Warranties.  Notwithstanding any other provision of this Agreement and except for the representations and warranties set forth in Sections 2.5 and 3.5, which shall survive indefinitely, the representations and warranties set forth in Articles Two through Eight of this Agreement will survive until the later of (i) March 31, 2010 or (ii) 60 days after the completion of the annual audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2009.

[SIGNATURE PAGES FOLLOW]

IN WITNESS OF THE FOREGOING, each Party executes this Agreement as of the date first written above, by the Party’s duly authorized officer.

WAKEFIELD CAPITAL, LLC		NRFC WAKEFIELD HOLDING COMPANY, LLC

By:	/s/ Richard K. McCready	By:	/s/ Richard K. McCready

Its:	Chief Operating Officer and Executive	Its:	Chief Operating Officer and Executive
	Vice President		Vice President

CHAIN BRIDGE CAPITAL LLC		NORTHSTAR HEALTHCARE INVESTORS, INC.

By:	/s/ Sean P. Murphy	By:	/s/ Richard K. McCready

Its:	Partner	Its:	Chief Operating Officer and Executive
Vice President

WAKEFIELD CAPITAL MANAGEMENT, INC.		EDWARD P. NORDBERG, JR

/s/ Edward P. Nordberg, Jr.

By:	/s/ Sean P. Murphy
TIMOTHY P. O’BRIEN
Its:	President
/s/ Timothy P. O’Brien

DANIEL L. WILLISON, JR.

MIDWEST CARE HOLDINGS LLC		/s/ Daniel L. Willison, Jr.

SEAN P. MURPHY

By:	/s/ Sean P. Murphy	/s/ Sean P. Murphy

Its:	Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST REDEMPTION AND SALE AGREEMENT

ROBERT A. SWEET	DONALD C. TOMASSO

/s/ Robert A. Sweet	/s/ Donald C. Tomasso

SIGNATURE PAGE TO MEMBERSHIP INTEREST REDEMPTION AND SALE AGREEMENT

Appendix A

DEFINITIONS

“Accredited Investor” is used as defined in Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person.

“Agreement” is defined in the Preamble.

“Amendment No. 1 to Management Agreement” is defined in Section 1.4.

“Amendment No. 1 to Operating Agreement” is defined in Section 1.3.

“Authorization” means any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, Order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Authority or required by or available under any Law.

“Board” is defined in Section 1.11.

“Bottom Guarantee” is defined in Section 11.4(c).

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in the City of New York.

“Cash Consideration” is defined in Section 1.1(a).

“Casualty Event” is defined in Section 1.1(a).

“Casualty Event Date” is defined in Section 1.1(b)(ii)(E).

“Chain Bridge” is defined in the Preamble.

“Chain Bridge Common Interests” means all of the membership interests of the Company held by Chain Bridge.

“Chain Bridge Employment Agreements” is defined in Section 11.4(a).

“Chain Bridge Non-Competition Agreements” is defined in Section 11.4(a).

“Chain Bridge Interests Redemption Date” is defined in Section 11.4(c).

“Claim” means any claim, demand or assertion made in writing by any Person (except for those included in the definition of Proceeding).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Consent” means any approval, consent, license, permission or waiver of any Person other than a Governmental Authority.

“Contemplated Transactions” means the transactions contemplated by this Agreement or any other Transaction Agreement.

“Contract” means any agreement, contract, obligation, promise, commitment or undertaking, whether written or oral, express or implied, that is legally binding.

“Designated Forum” is defined in Section 12.2(a).

“Encumbrance” means any security interest, mortgage, pledge, lien, charge, restriction on the use of property or the use or exercise of a right, or other encumbrance.

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) trust and (d) any other organization having legal status as an entity under Law.

“Escrow Account” is defined in Section 1.1(a).

“Escrow Agent” is defined in Section 1.1(a).

“Filing” means any filing or registration with, or a written notice to, a Governmental Authority.

“Final Closing” is defined in Section 1.2.

“Final Closing Date” is defined in Section 1.2.

“Financial Statements” is defined in Section 4.6(a).

“GAAP” means United States generally accepted accounting principles as in effect at the time to which the related reference to such principles pertains.

“GE” is defined in Section 1.1(a)(i).

“GE Facility” is defined in Section 1.1(a)(i).

“GE Facility Liens” means those certain recorded liens of mortgages securing debt financing provided by General Electric Capital Corporation upon the real estate assets referenced in GE Loan No. 07-0004211.

“Golden Pond” is defined in Section 1.1(a)(i).

“Golden Pond LLC Interests” is defined in Section 1.1(a)(i).

“Golden Pond Proceeds” is defined in Section 1.1(a)(ii).

“Golden Pond Sale Period” is defined in Section 1.1(b)(ii)(D).

“Golden Pond Transaction” is defined in Section 1.1(a).

“Golden Pond Transaction Closing Date”  is defined in Section 11.6(c).

“Governmental Authority” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“GP Indebtedness” is defined in Section 1.1(a)(i).

“GP Indebtedness Repayment Date” is defined in Section 1.1(b)(ii)(B).

“GP Release Price” is defined in Section 1.1(a).

“Indebtedness” means any of the following (without duplication):

(a) indebtedness for borrowed money;

(b) obligations evidenced by notes, bonds, debentures or similar instruments;

(c) obligations to pay the deferred purchase price of property or services (except trade accounts payable, amounts owed to employees and other current Liabilities arising in the ordinary course of business that are not more than 90 days past due);

(d) payment obligations under conditional sale agreements or title retention agreements;

(e) obligations as lessee under capitalized leases (or leases that, under GAAP, should be recorded as capital leases);

(f) obligations, contingent or otherwise, under acceptance credit, letters of credit (and related reimbursement agreements) or similar facilities;

(g) the net liability under interest rate, currency or commodity derivatives or hedging transactions;

(h) any indebtedness (including the types specified in (a) through (g) of this definition) that a Person guarantees or with respect to which a Person otherwise assures a creditor against loss;

(i) any indebtedness secured by an Encumbrance on the Person’s assets, even if that Person has not assumed or become liable for the payment of that indebtedness; and

(j) all accrued interest, premiums, penalties and other fees or charges payable in connection with any of the foregoing.

“Individual Parties” is defined in the Preamble.

“Initial CB Interest” shall mean that initial membership interest of Sweet in Chain Bridge for which Sweet contributed cash or other property (not including the Note), which currently corresponds to a 2 % membership interest.

“Initial Closing Date” is defined in Section 1.1(a).

“Inland” is defined in Section 1.1(a).

“IPO Notice” is defined in Section 1.1(b)(ii)(B).

“IPO Notice Receipt Date” is defined in Section 1.1(b)(ii)(B).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the actual knowledge of each of the following, as applicable: (a) as to Chain Bridge, the Manager and Midwest Holdings, their directors or officers (except for O’Brien, Tomasso and Sweet), (b) the Company, NorthStar, NorthStar Healthcare, their directors and officers, or (c) the other Persons to which a reference to Knowledge is made in this Agreement.

“Law” means (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority, (b) principles of common law, and (c) any Order.

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Management Agreement” is defined in Section 1.4.

“Manager” is defined in the Preamble.

“Material Adverse Change” means any materially adverse change other than and regardless of whether foreseeable at the date of this Agreement, in the business, assets, financial condition or results of operations of Midwest Holdings and Midwest Care Holdco TRS I LLC.

“Membership Interest Designation” is defined in Section 1.1(a).

“Midwest Care” is defined in Section 1.6(b)(ii).

“Midwest Care Financial Statements” is defined in Section 3.9(a).

“Midwest Care Interests” is defined in Section 1.6(b)(ii).

“Midwest Care Interests Receipt Date” is defined in Section 11.6(a).

“Midwest Closing” shall mean the consummation of the transactions described in Sections 1.6(a) and (b).

“Midwest Consideration” is defined in Section 1.6(b).

“Midwest Holdings” is defined in the Preamble.

“Murphy” is defined in Section 1.9.

“Mutual Release” is defined in Section 1.9.

“Nordberg” is defined in Section 1.9.

“NorthStar” is defined in the Preamble.

“NorthStar Golden Pond Distribution Date” is defined in Section 1.1(b)(ii)(C).

“NorthStar Golden Pond Sale Proceeds” is defined in Section 1.1(b)(ii)(C).

“NorthStar Healthcare” is defined in the Preamble.

“NorthStar Healthcare Common Stock” is defined in Section 1.6(a).

“NorthStar Healthcare IPO” is defined in Section 1.1(b)(ii)(B).

“Notes” is defined in Section 1.7.

“O’Brien” is defined in Section 1.7.

“Operating Agreement” is defined in Section 1.3.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Organizational Documents” means each of the following, as amended and as applicable:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; and (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company.

“Parties” is defined in the Preamble.

“Person” means an individual, an Entity or a Governmental Authority.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Property Consideration” is defined in Section 1.1(a).

“Redemption Consideration” is defined in Section 1.1(a).

“Restriction Period” is defined in Section 9.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Claim” is defined in Section 12.2(a).

“Subsidiary” means any Entity that is controlled, directly or indirectly, by another Person.

“Sweet” is defined in Section 1.7.

“Taxes” means taxes, levies, imposts, duties, assessments, charges, unemployment insurance payments and all withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding tax returns.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tomasso” is defined in Section 1.7.

“Transaction Agreements” means this Agreement and the other agreements contemplated in connection with the consummation of the Contemplated Transactions, including those whose forms are attached as exhibits to this Agreement.

“Transaction Costs” means all transaction costs payable to third parties with respect to any Golden Pond Transaction, including brokerage, legal and accounting fees, excluding Taxes.

“Wakefield, Stirling” is defined in Section 1.5.

“Wakefield, Stirling Interests” is defined in Section 1.5.

“Willison” is defined in Section 1.9.

Schedule A

California — Update LIC Form 309 prior to the effective date of any change of ownership or control of Midwest Care Holdco TRS I LLC including, without limitation, the transactions contemplated in Section 1.6 of the Agreement (a “Potential Control Change”).

Georgia — Provide notice letter prior to the effective date of a Potential Control Change.  Provide additional notice letter shortly after the effective date of a Potential Control Change.

Illinois — Provide notice letter prior to the effective date of a Potential Control Change.

Nebraska — Provide notice letter prior to the effective date of a Potential Control Change.

Oklahoma — Provide Form 953-B on or prior to the Initial Closing Date and update Form 953-B on or prior to the effective date of a Potential Control Change.

Tennessee — Provide notice letter within thirty (30) days after the effective date of a Potential Control Change.

Texas — Amend information on the applicable licensure form prior to the Initial Closing Date and again prior to the effective date of a Potential Control Change.

A-1

Exhibit A

Form of Assignment Agreement

Chain Bridge Capital LLC, a Maryland limited liability company (“Assignor”), for good and valuable consideration paid to the Assignor by Wakefield Capital, LLC, a Delaware limited liability company (“Assignee”), pursuant to the Membership Interest Redemption and Sale Agreement, dated as of December 3, 2009, by and among Assignor, Assignee and the other signatories thereto (the “Agreement”), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible title to the Chain Bridge Common Interests, free and clear of all liens, encumbrances, security interests, prior assignments, voting agreements, conditions, restrictions, pledges, claims, and other matters affecting title thereto.  Assignee does hereby accept the foregoing assignment.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be signed by a duly authorized officer of each, this      day of            ,               .

ASSIGNOR:

CHAIN BRIDGE CAPITAL LLC, a
Maryland limited liability company

By:
Name:
Title:

ASSIGNEE:

WAKEFIELD CAPITAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

A-1

Exhibit B

FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This FIRST AMENDMENT to the Amended and Restated Limited Liability Company Agreement, dated as of July 9, 2008 (the “Operating Agreement”), of Wakefield Capital, LLC, a Delaware limited liability company (the “Company”), by and between NRFC Wakefield Holding Company, LLC, a Delaware limited liability company (the “NorthStar Member”), and Chain Bridge Capital LLC, a Delaware limited liability company (the “Chain Bridge Member”), is made and entered into and effective as of December 3, 2009 (hereinafter referred to as this “First Amendment”).  Capitalized terms and references used herein and not otherwise defined below shall have the respective meanings ascribed to them in the Operating Agreement.

Background

WHEREAS, NorthStar Member and Chain Bridge Member are parties to the Operating Agreement; and

WHEREAS, NorthStar Member and Chain Bridge Member have also entered into that certain Membership Interest Redemption and Sale Agreement, dated as of the date hereof, by and among the Company, the NorthStar Member, NorthStar Healthcare Investors, Inc., the Chain Bridge Member, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page of such agreement (the “Redemption Agreement”), pursuant to which all of the Chain Bridge Member’s Interests shall be redeemed; and

WHEREAS, NorthStar Member and Chain Bridge Member desire to amend the terms of the Operating Agreement as provided in this First Amendment;

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NorthStar Member and Chain Bridge Member do hereby agree as follows:

(1)                                  The NorthStar Member and the Chain Bridge Member hereby consent to all of the transactions contemplated by the Redemption Agreement and waive any breach or violation of the Operating Agreement that may be caused by the execution and performance of the Redemption Agreement or the consummation of the transactions contemplated therein.

(2)                                  Upon the consummation of the redemption of the Interests of the Chain Bridge Member in accordance with the Redemption Agreement, the Chain Bridge Member shall be deemed to have withdrawn as a member of the Company.

(3)                                  Notwithstanding anything to the contrary contained in the Operating Agreement, from and after the date hereof, the Chain Bridge Member shall no longer have the right to appoint any member to the Board of Directors and shall waive all of its rights under the Operating Agreement, including its right to vote its Interests or grant approvals or consents except in furtherance of the transactions contemplated in the Redemption Agreement.  If at any time such waiver of rights is deemed unenforceable for any reason, the Chain Bridge Member shall be deemed to have granted the NorthStar Member an irrevocable proxy to vote the Chain Bridge Member’s Interests beginning on the date hereof.

(4)  A new Section 3.4(j) shall be added to the Operating Agreement as follows:

(j) Notwithstanding anything to the contrary in this Section 3.4, no Profit, Loss or other item of income, gain, loss, deduction, or credit shall be allocated to the Chain Bridge Member on or after December 3, 2009.

(5)  The following language shall be added to the end of the last sentence of Section 3.5(b) of the Operating Agreement:

; provided, however, that beginning on December 3, 2009, Chain Bridge Member shall not be entitled to receive any distributions of the LLC’s Net Cash Flow.

(6)  Section 3.5(d) of the Operating Agreement is hereby deleted and replaced with the following language:

(d) On and after December 3, 2009, distributions of Net Cash Flow shall be made only to the NorthStar Member.

(7) Section 3.5(e) of the Operating Agreement is hereby deleted in its entirety.

(8)  The first sentence of Section 4.1 of the Operating Agreement shall be deleted and replaced with the following language:

Except for actions and determinations that pursuant to this Agreement or applicable law can be taken or made only with the consent of the NorthStar Member or as may be otherwise provided in the Investor Agreement, the business and affairs of the LLC shall be directed and controlled by the Board of Directors.

(9) Section 4.9 of the Operating Agreement is hereby deleted and replaced with the following language:

The following actions of the Board of Directors may only be taken with the unanimous approval of the Board of Directors (or, in the alternative, with the approval of the NorthStar Member):

(i)   any material transaction with a Related Person of any Member;

(ii)  any amendment to the provisions of this Agreement; or

(iii)  declaring the LLC Bankrupt.

(10) Section 6.6 shall be deleted in its entirety.

(11) Section 8.1(a) shall be deleted and replaced with the following language:

the execution by the NorthStar Member of a written consent to dissolution;

(12) Section 8.1(c) shall be deleted and replaced with the following language:

the Bankruptcy of NorthStar Member.

(13) The second sentence of Section 8.2 shall be deleted and replaced with the following language:

After providing for LLC liabilities and claims of creditors, assets and properties of the LLC shall be distributed (i) first, to the Chain Bridge Member in an amount equal to any payments owed to the Chain Bridge Member pursuant to the Membership Interest and Sale Agreement, dated as of December 3, 2009, by and among the LLC, the NorthStar Member, NorthStar Healthcare Investors, Inc., the ChainBridge Member, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page of such agreement and (ii) thereafter, to the NorthStar Member; provided, that if any assets are to be distributed in kind, they will be valued at their Fair Market Value before the distribution.

(14) A new Section 4.10 shall be added as follows:

Notwithstanding anything to the contrary contained in this First Amendment or the Operating Agreement, the NorthStar Member agrees that, for so long as the Chain Bridge Member remains a Member of the Company, the NorthStar Member will not, and it will not permit the Board of Directors of the Company, to amend the Operating Agreement without the written consent of the Chain Bridge Member, unless such amendment does not adversely affect the rights of the Chain Bridge Member.

The Operating Agreement is amended only as expressly modified by this First Amendment.  Except as expressly modified by this First Amendment, the terms of the Operating Agreement remain in full force and effect, and the Operating Agreement is hereby ratified and confirmed by NorthStar Member and Chain Bridge Member in all respects.

IN WITNESS WHEREOF, NorthStar Member and Chain Bridge Member have executed this First Amendment as of the date first written above.

NRFC WAKEFIELD HOLDING COMPANY, LLC

By:
Name:
Title:

CHAIN BRIDGE CAPITAL LLC

By:
Name:
Title:

Exhibit C

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

This FIRST AMENDMENT to the Management Agreement, dated as of May 18, 2006 (the “Management Agreement”), by and among Wakefield Capital, LLC, a Delaware limited liability company (the “Company”), for itself and on behalf of its subsidiaries as the same may exist from time to time, and Wakefield Capital Management, Inc., a Delaware corporation (together with its permitted assignees, the “Manager”), is made and entered into and effective as of December 3, 2009 (hereinafter referred to as this “First Amendment”).  Capitalized terms and references used herein and not otherwise defined below shall have the respective meanings ascribed to them in the Management Agreement.

Background

WHEREAS, the Company and the Manager are parties to the Management Agreement pursuant to which the Manager has agreed to provide services to the Company; and

WHEREAS, the Company and the Manager desire to amend the terms of the Management Agreement as provided in this First Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager do hereby agree as follows:

(1)  Section 8(c) of the Management Agreement is hereby deleted and replaced with the following:

Beginning on the effective date of the earlier of (i) the termination of the consulting arrangement between Donald C. Tomasso and the Manager or (ii) the termination of the employment of either, Timothy O’Brien and Robert A. Sweet with the Manager, the Management Fee shall be in arrears for each month, an amount equal to one-twelfth of one percent of the daily weighted average amount of Equity for such month.

(2)  Sections 3(a) and 3(b) of the Management Agreement are hereby deleted in their entirety.

(3)  The following language shall be added to the end of the last sentence in the last paragraph of Section 9 of the Management Agreement.

C-1

Notwithstanding anything to the contrary in this Agreement, from the date of this First Amendment until the termination of this Agreement, NorthStar shall have the right to consent to any expenditure of the Company in excess of $5,000.

The Management Agreement is amended only as expressly modified by this First Amendment.  Except as expressly modified by this First Amendment, the terms of the Management Agreement remain in full force and effect, and the Management Agreement is hereby ratified and confirmed by the Company and the Manager in all respects.

IN WITNESS WHEREOF, the Company and the Manager have executed this First Amendment as of the date first written above.

WAKEFIELD CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

WAKEFIELD CAPITAL, LLC

By:
Name:
Title:

C-2

Exhibit D

Form of Assignment and Assumption Agreement

Wakefield Capital Management, Inc., a Maryland corporation (“Assignor”), for good and valuable consideration paid to the Assignor by Wakefield Capital, LLC, a Delaware limited liability company (“Assignee”), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible title to Assignor’s limited liability company interests (the “Ownership Interests”) in Wakefield, Stirling & Co., L.L.C., a Delaware limited liability company, free and clear of all liens, encumbrances, security interests, prior assignments, voting agreements, conditions, restrictions, pledges, claims, and other matters affecting title thereto.  Assignee does hereby accept the foregoing assignment and assumes and agrees to be responsible for all liabilities and obligations from and after the date hereof relating to the Ownership Interests.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be signed by a duly authorized officer of each, this 1st day of December, 2009.

ASSIGNOR:

Wakefield Capital Management, Inc.

By:
Name:
Title:

ASSIGNEE:

Wakefield Capital, LLC

By:
Name:
Title:

D-1

Exhibit E

Form of Assignment and Assumption Agreement

Midwest Care Holdings LLC, a Delaware limited liability company, (“Assignor”), for good and valuable consideration paid to the Assignor by Wakefield Capital, LLC, a Delaware limited liability company (“Assignee”), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible title to Assignor’s ownership interests (the “Ownership Interests”) in Midwest Care Holdco TRS I LLC, a Delaware limited liability company, free and clear of all liens, encumbrances, security interests, prior assignments, voting agreements, conditions, restrictions, pledges, claims, and other matters affecting title thereto.  Assignee does hereby accept the foregoing assignment and assumes and agrees to be responsible for all liabilities and obligations from and after the date hereof relating to the Ownership Interests.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be signed by a duly authorized officer of each, this             day of                   , 2010.

ASSIGNOR:

Midwest Care Holdings LLC

By:
Name:
Title:

ASSIGNEE:

Wakefield Capital, LLC

By:
Name:
Title:

E-1

Exhibit F

Form of Nordberg Resignation Letter

To:                              Board of Directors of Wakefield Capital, LLC

I, Edward P. Nordberg, hereby resign as a director of Wakefield Capital, LLC, effective as of 12:01 p.m. (Eastern Time) on December l, 2009.

Dated this 1st day of December, 2009.

Edward P. Nordberg

F-1

Exhibit G

FORM OF MUTUAL RELEASE AGREEMENT

MUTUAL RELEASE AGREEMENT, dated as of December l, 2009 (this “Release”), by and among Edward P. Nordberg (“Nordberg”) on the one hand, and NRFC Wakefield Holding Company, LLC, a Delaware limited liability company (“NorthStar”), Wakefield Capital, LLC, a Delaware limited liability company (“Wakefield”), and NorthStar Healthcare Investors, Inc., a Maryland corporation (“NorthStar Healthcare”), on the other hand, are collectively referred to in this Agreement as the “Parties” and individually as a “Party”.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Membership Interest Redemption and Sale Agreement, dated as of December l, 2009, by and among NorthStar, Wakefield, NorthStar Healthcare and the other signatories thereto.

WHEREAS, the Parties are parties to that certain Membership Interest Redemption and Sale Agreement (the “Membership Interest Redemption and Sale Agreement”), dated December l, 2009, by and among Wakefield, NorthStar and NorthStar Healthcare, on the one hand, and Chain Bridge Capital, LLC, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page thereto, on the other hand.

WHEREAS, pursuant to the Membership Interest Redemption and Sale Agreement, Nordberg, NorthStar, Wakefield and NorthStar Healthcare agreed to enter into the Release.

NOW, THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agree as follows:

Section 1                Release by Nordberg.  Nordberg irrevocably, completely and forever discharges and releases NorthStar, Wakefield, NorthStar Healthcare and each of their respective parents, subsidiaries, affiliates, shareholders, members, officers, directors, employees, agents, attorneys, predecessors, successors, assigns and representatives (the “NorthStar Released Parties”) from any and all claims, demands, suits, actions and causes of action occurring, or that are alleged to have occurred, from the beginning of time through the date of this Release not involving acts or omissions constituting fraud or intentional criminal misconduct; provided, however, that this Release shall not relate to any claims, demands, suits actions or causes of action arising from the Membership Interest Redemption and Sale Agreement.  The phrase “all claims” means all existing demands, claims and causes of action, known or unknown, pending or threatened, and for all existing known and unknown damages and remedies.  Under this definition, “all claims” includes, but is not limited to, all claims, demands, lawsuits, debts, accounts, covenants, agreements, liabilities, obligations, losses, costs, fees, expenses, remedies, fines, penalties, sanctions and causes of action of any nature, whether in contract or in tort, or based upon common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present, known, and unknown injuries, property or economic damage, and all other losses and damages of any kind, including but not limited to the following:  all actual damages; all exemplary and punitive damages; all penalties of any kind, including without limitation any tax liabilities or penalties; all declaratory and/or injunctive relief; consequential damages; and prejudgment and postjudgment interest, costs and attorneys’ fees.  This definition further includes, but is not limited to, all damages, all remedies, and all claims, demands, and causes of action that are now recognized by law or that may be created or recognized in the future in any manner, including without limitation by statute, regulation, or judicial decision.

Section 2                NorthStar, Wakefield and NorthStar Healthcare irrevocably, completely and forever discharge and release Nordberg (Nordberg and the NorthStar Released Parties shall collectively be referred to as the “Released Parties”) from any and all claims, demands, suits, actions and causes of action occurring, or that are alleged to have occurred, from the beginning of time through the date of this Release not involving acts or omissions constituting fraud or intentional criminal misconduct; provided, however, that this Release shall not relate to any claims, demands, suits actions or causes of action arising from the Membership Interest Redemption and Sale Agreement.  The phrase “all claims” means all existing demands, claims and causes of action, known or unknown, pending or threatened, and for all existing known and unknown damages and remedies.  Under this definition, “all claims” includes, but is not limited to, all claims, demands, lawsuits, debts, accounts, covenants, agreements, liabilities, obligations, losses, costs, fees, expenses, remedies, fines, penalties, sanctions and causes of action of any nature, whether in contract or in tort, or based upon common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present, known, and unknown injuries, property or economic damage, and all other losses and damages of any kind, including but not limited to the following:  all actual damages; all exemplary and punitive damages; all penalties of any kind, including without limitation any tax liabilities or penalties; all declaratory and/or injunctive relief; consequential damages; and prejudgment and postjudgment interest, costs and attorneys’ fees.  This definition further includes, but is not limited to, all damages, all remedies, and all claims, demands, and causes of action that are now recognized by law or that may be created or recognized in the future in any manner, including without limitation by statute, regulation, or judicial decision.

Section 3                Existing Indemnity Agreements.  Notwithstanding anything in this Release to the contrary, Nordberg, on the one hand, and NorthStar, Wakefield and NorthStar Healthcare, on the other hand, shall continue to benefit from any and all indemnification provisions, and shall continue to indemnify the other parties as set forth in such indemnification provisions, contained in the Management Agreement and the Operating Agreement prior to the date of this Release.  If at any time Nordberg, NorthStar, Wakefield or NorthStar Healthcare attempts to enforce any of the indemnification provisions contained in the Management Agreement or the Operating Agreement, this Release shall not prevent the indemnifying party from contesting the applicability of any such indemnification provision in such circumstance or from bringing any counter claim or cross claim arising from or related to the claim for indemnification or the claims for which such party is seeking indemnification.

Section 4                Representations and Warranties.  As an inducement to each of the other Parties to enter into this Release, each Party hereby represents and warrants, to the extent applicable, as of the date hereof to each other Party that: (a) it is validly existing under the laws of the jurisdiction in which it was duly organized; (b) it has all requisite legal and corporate power to execute and deliver this Release and to carry out and perform its obligations under the terms of this Release; (c) its execution and delivery of this Release have been duly authorized by all necessary action on its part and that the officer, representative or other agent executing and delivering this Release on its behalf has the power and authority to do so and to bind it to the terms and conditions of this Release; (d) this Release constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof; (e) each Party acknowledges that it will derive a substantial direct and/or indirect benefit from the transactions contemplated by this Release, and that such direct and/or indirect benefit constitutes adequate consideration for the releases that such Party has granted pursuant to this Release; and (f) each Party acknowledges that each of the representations and warranties contained in this Section 4 constitutes a material inducement for the other Parties to enter into this Release and consummate the transactions contemplated hereby.

Section 5                Further Assurances.  Each of the Parties shall execute and deliver all such further documents and instruments and do all acts and things as may be required to carry out the full intent and purpose of this Release.

Section 6                No Assignment of Claims.  Each of the Parties hereby represents and warrants to each other Party that it or any of its respective parents, subsidiaries, affiliates, shareholders, members, officers, directors, employees, agents, attorneys, predecessors, successors, assigns or representatives has not assigned or transferred, or purported to assign or transfer, to any person, firm, partnership, corporation or entity whatsoever, any rights, rights to indemnification, causes of action, suits, debts, dues, sums of money, accounts, attorneys’ fees, costs, expenses, reckonings, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, demands or liability released pursuant to this Release.  Each of the Parties hereby agrees to indemnify, defend and hold harmless each of the other Parties from and against any such claims, damages or liabilities in any way arising from, connected with or related to any such assignment or transfer or purported assignment or transfer.

Section 7                Confidentiality.  From and after the date hereof, each of the Parties shall and shall cause its respective affiliates to, use all reasonable efforts to keep confidential and not disclose to any person, the terms of this Release unless compelled by act of law or governmental authority or in connection with formal legal proceedings.

Section 8                Entire Agreement; Amendment.  This Release constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of the Parties with respect to such subject matter.  This Release shall not be amended, supplemented, rescinded or otherwise modified, nor may any provision hereof be waived or terminated, except by a written instrument signed by all of the Parties.

Section 9                Governing Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflicts of laws principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 10              Counterparts.  This Release may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Release by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart.

Section 11              Attorneys’ Fees.  The prevailing Party in any dispute under this Release shall be entitled to recover all costs and reasonable attorneys’ fees incurred by such party in such dispute, whether suit be brought or not, including, but not limited to all costs and reasonable attorneys’ fees in any trial, appellate or bankruptcy proceedings.

Section 12              Invalidity.  If any provision in this Release is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release, held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13              Waivers and Remedies.  The waiver by any of the Parties of any other Party’s prompt and complete performance, or breach or violation, of any provision of this Release shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure of any of the Parties to exercise any right or remedy that it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation.

Section 14              Notices. All notices and other communications given or made pursuant to this Release shall be given or made in the same manner and to the same addresses as provided in Section 12.14 of the Membership Interest Redemption and Sale Agreement.

Section 15              Continuing Effect. Except as expressly provided herein, the Membership Interest Redemption and Sale Agreement and all instruments and documents executed and delivered pursuant thereto and in connection therewith shall continue in full force and effect in accordance with their respective terms.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Release to be executed and delivered as of the date first written above.

EDWARD P. NORDBERG

NRFC WAKEFIELD HOLDING COMPANY, LLC

By:
Name:
Title:

WAKEFIELD CAPITAL, LLC

By:
Name:
Title:

NORTHSTAR HEALTHCARE INVESTORS, INC.

By:
Name:
Title:

Exhibit H

FORM OF GUARANTEE

This Guarantee is made and entered into as of the 1st day of December 2009, by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust,” with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either Wakefield Capital, LLC, a Delaware limited liability company (the “Company”), or a subsidiary of the Company;

WHEREAS, the Guarantors are members in Chain Bridge Capital LLC, a Maryland limited liability company (“Chain Bridge”), which is a member in the Company (references to the Guarantors’ interests in the Company include any direct or indirect interests in the Company); and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1.             Guarantee and Performance of Payment.

(a)           The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”).  The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name.  The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b)           For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c)           For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.             If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale.  For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.             If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.             If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d)           Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements.  If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c)2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period.  If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value.  Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located.  If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located.  Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor.  The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers.  The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e)           Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f)            In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g)           The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Company; provided, however, that if a Guarantor has disposed of all of its direct or indirect equity interests in the Company, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date.  Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h)           The obligations of a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

(i)            Notwithstanding anything else in this Guarantee, the obligations of each Guarantor shall terminate 12 months after the date of the distribution of the Property Consideration by the Company to Chain Bridge, as described in Section 1.1 of that certain Membership Interest Redemption and Sale Agreement by and among the Company, NRFC Wakefield Holding Company, LLC, NorthStar Healthcare Investors, Inc., Chain Bridge, Wakefield Capital Management, Inc., Midwest Care Holdings LLC, the Guarantors, Daniel L. Willison, Jr., Sean P. Murphy, and Edward P. Nordberg, Jr., dated contemporaneously herewith.

2.             Intent to Benefit Lender.  This Guarantee is expressly for the benefit of the Lender.  The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party.  The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee.  This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender.  The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3.             Waivers.  Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above.  Pursuant to such intent:

(a)           Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee.  Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b)           Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Company, any subsidiary of the Company or the Borrower, or any other member or affiliate of the Company or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c)           Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives:  (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason of:  the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4.                                       Amendment of Note and Deed of Trust.  Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender.  Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5.                                       Termination of Guarantee.  Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6.                                       Independent Obligations.  Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower.  Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Company or any other member of the Company) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7.                                       Understanding With Respect to Waivers.  Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8.                                       No Assignment.  No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9.                                       Entire Agreement.  The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10.                                 Notices.  Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Company:

Wakefield Capital, LLC.

2 Wisconsin Circle, Suite 540

Chevy Chase, Maryland  20815

Attention:  Chief Executive Officer

Facsimile: (       )        -

With a copy to:

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York  1002
Attention:  General Counsel
(212) 202-4103

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11.                                 Applicable Law.  This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of New York without reference to its choice of law provisions.

12.                                 Consent to Jurisdiction; Enforceability

(a)  This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of New York.  For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b)  Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.                                 Condition of Borrower.  Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower.  Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same.  By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14.                                 Expenses.                                           Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON
EXHIBIT A HERETO:

By:
Donald C. Tomasso

By:
Robert A. Sweet

By:
Timothy P. O’Brien

Exhibit A to Guarantee

Name and Address of Member Guarantors	Guaranteed Amount

Guarantors, as a group	$

Individual
Guarantee
Individual Guarantors:	Percentage

Donald C. Tomasso	%

Robert A. Sweet	%

Timothy P. O’Brien	%

Exhibit B to Guarantee

Name of Lender	Name of Borrower	Date of and Principal Amount of Loan	Debt Balance as of / /	Guaranteed Amount

Exhibit C to Guarantee

Copy of Note

Exhibit D to Guarantee

Identification of Deed of Trust and

Brief Summary Description of Collateral

H-1